ONE COMMERCE SQUARE

OFFICE LEASE

by and between

COMMERCE SQUARE PARTNERS-PHILADELPHIA PLAZA, L.P.

a Delaware limited partnership

and

DELAWARE MANAGEMENT HOLDINGS, INC.

a Delaware corporation

Dated: November ____, 1999

ONE COMMERCE SQUARE

OFFICE LEASE

TABLE OF CONTENTS

1.	Definitions.	1
2.	Lease of Premises.	1
2.1	Premises.	1
2.2	Inability to Deliver Possession of Floors Five and Six.	1
3.	Use of Premises.	2
4.	Term.	2
5.	Rent.	3
5.1	Items Comprising Rent.	3
5.2	Time for Payment.	4
5.3	Estimates and Annual Reconciliation of Property Expenses.	4
5.4	Audit Procedure.	5
6.	Abatement for Failure of Building Systems	6
7.	Tenant Improvements; Allowances.	7
7.1	Tenant Improvements.	7
7.2	Allowances.	7
8.	Utilities and Services.	8
8.1	Landlord Obligations.	8
8.2	Extraordinary Services.	9
8.3	Telephone.	9
8.4	Interruption in Utility Services.	9
9.	Alterations.	10
9.1	Restriction on Alterations.	10
9.2	Removal and Surrender of Fixtures and Alterations.	11
9.3	Tenant's Fixtures.	11
10.	Maintenance and Repairs.	12
10.1	Tenant's Obligations.	12
10.2	Landlord's Obligations.	12
10.3	Waiver of Liability.	12
11.	Insurance; Waiver of Subrogation.	12
11.1	Liability Insurance.	12
11.2	Property Insurance.	13
11.3	Business Interruption Insurance.	13
11.4	Policy Requirements.	13
11.5	Landlord's Insurance.	14
11.6	Waiver of Subrogation.	15
12.	Fire or Casualty.	15
12.1	Damage and Restoration.	15
12.2	Termination.	15
13.	Eminent Domain.	16
13.1	Taking.	16
13.2	Temporary Taking.	17
14.	Assignment and Subletting.	17
14.1	Limitation.	17
14.2	Notice of Intent to Assign or Sublet.	18
14.3	Right of Recapture; Landlord's Consent.	18
14.4	Costs.	20
14.5	Rights Personal to Tenant.	20
14.6	No Event of Default.	21
15.	Landlord's Reserved Rights.	21
15.1	Right of Entry.	21
15.2	Building and Common Areas.	21
15.3	Name of Building.	22
15.4	Two Commerce Square.	22
16.	Indemnification and Waiver.	22
16.1	Indemnity by Tenant.	22
16.2	Waiver.	23
16.3	Indemnity by Landlord.	23
17.	Definition of Landlord.	23
18.	Subordination.	24
18.1	Subordination.	24
18.2	Attornment.	24
18.3	Notice from Tenant.	24
18.4	SNDA.	25
19.	Surrender of Premises and Removal of Property.	25
19.1	No Merger.	25
19.2	Surrender of Premises.	25
19.3	Disposal of Property.	25
20.	Holding Over.	26
21.	Defaults and Remedies.	26
21.1	Defaults by Tenant.	26
21.2	Landlord''s Remedies.	27
21.3	Waivers by Tenant.	28
21.4	Right of Landlord to Injunction; Remedies Cumulative.	28
21.5	Waiver of Jury Trial.	29
21.6	Definition of Tenant.	29
22.	Covenant Against Liens.	29
23.	Interest on Tenant's Obligations; Late Charges.	29
23.1	Interest.	29
23.2	Late Charge.	29
24.	Quiet Enjoyment.	30
25.	Parking Garage.	30
26.	Lease Fees.	30
27.	Rules and Regulations.	31
28.	Directory Board and Signs.	31
28.1	Directory Board.	31
28.2	Interior Signs.	31
28.3	Exterior Signs.	31
29.	Expansion Options.	32
29.1	Expansion Options.	32
29.2	Terms and Conditions of Options.	32
29.3	Personal Option.	34
30.	Rights of First Offer/First Refusal.	34
30.1	First Offer Space.	34
30.2	First Refusal Space.	34
30.3	Conditions.	35
30.4	Amendment of Lease.	35
30.5	Delay.	35
30.6	Rights not Transferable.	35
31.	Option to Reduce Premises.	36
31.1	34th and 36th Floors.	36
31.2	30,000 Square Feet.	36
32.	Option to Renew.	36
33.	General Provisions.	37
33.1	No Waiver.	37
33.2	Landlord's Right to Perform.	37
33.3	Terms; Headings.	38
33.4	Entire Agreement.	38
33.5	Successors and Assigns.	38
33.6	Notices.	38
33.7	Severability.	39
33.8	Time of Essence.	39
33.9	Governing Law.	39
33.10	Attorneys' Fees.	39
33.11	Light and Air.	39
33.12	Bankruptcy Prior to Commencement.	40
33.13	Force Majeure.	40
33.14	Applicable Laws.	40
33.15	Estoppel Certificates.	40
33.16	Examination of Lease.	41
33.17	Landlord Liability.	41
33.18	Execution by Tenant.	41
34.	Tenant's Right to Use Roof.	41
35.	Kvaerner Furniture.	42
36.	Class A Building.	42
37.	Conduit Between Buildings.	42
38.	Non-Emergency Power Shutdown Procedure.	43

EXHIBITS:	A -	FLOOR PLAN
	B -	GLOSSARY OF DEFINED TERMS
	C -	DELIBERATELY OMITTED
	D -	TENANT IMPROVEMENT LETTER
	E -	RULES AND REGULATIONS
	F -	HVAC SPECIFICATIONS
	G -	JANITORIAL SPECIFICATIONS
	H -	SNDA
	I -	KVAERNER FURNITURE

ONE COMMERCE SQUARE

OFFICE LEASE

THIS LEASE is made and entered into as of the _____ day of November, 1999, by and between COMMERCE SQUARE PARTNERS-PHILADELPHIA PLAZA, L.P., a Delaware limited partnership ("Landlord") and DELAWARE MANAGEMENT HOLDINGS, INC., a Delaware corporation ("Tenant").

WITNESSETH:

1. Definitions.

All capitalized terms used in this Lease and not specifically defined in the text shall have the meanings ascribed to them in the glossary attached hereto as Exhibit B and hereby made a part hereof.

2. Lease of Premises.

2.1 Premises.

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises (the "Premises") shown on the drawings attached hereto as Exhibit A, located on floors 4 through 9, inclusive; 29; 30; 34; and 36 through 40, inclusive of the Building. The Premises contain approximately 250,000 Rentable Square Feet. Landlord also hereby grants to Tenant a non-exclusive license to use the common areas and public areas within the Property. If Tenant exercises its right to expand or reduce its space, or if Landlord is unable to deliver possession of all or part of floors 4 through 9, all as more fully set forth below, the term "Premises" shall include any additional space taken by Tenant, and shall exclude any space surrendered by Tenant and/or space as to which Landlord is unable to deliver possession, as the case may be.

2.2 Inability to Deliver Possession of Floors Five and Six.

In the event Landlord is unable to deliver possession of the space on floors five and six, or any part thereof, by February 1, 2002, because such space is occupied by subtenants of IBM and Landlord has been unable to recover possession of such space notwithstanding commercially reasonable efforts to do so, Landlord may cancel this Lease only insofar as applicable to the space it is unable to deliver, by written notice to Tenant. Such notice shall specify the space as to which this Lease is cancelled. Such cancellation shall not affect in any way the obligations of Landlord or Tenant under this Lease with respect to the remaining portions of the Premises.

3. Use of Premises.

The Premises shall be used only for office uses in keeping with the character of a first-class, high-rise office building and for no other purpose. Without limitation of the foregoing, Tenant shall not use the Premises, or permit others to use the Premises, for (a) a medical practice, retail sales operation, retail showroom, classroom or testing center (other than for Tenant’s employees), testing center or for non-incidental storage; (b) any use which would violate any Applicable Laws, including, without limitation, those with respect to hazardous or toxic materials, or the provisions of any governmental permit or document related to the Property; (c) any use which would adversely affect or render more expensive any fire or other insurance maintained by Landlord for the Building or any of its contents; or (d) any use which would impair or interfere with the Building Systems or the Service Facilities.

4. Term.

(a) The term of this Lease (the "Term") shall commence on the various Commencement Dates set forth below and shall expire, without any notice from either party to the other at 11:59 p.m. on September 30, 2012:

FLOOR	RENTABLES QUARE FEET	TERM COMMENCEMENT DATES	RENT COMMENCEMENT DATES
40	14,633	May 1, 2002	May 1, 2002
39	14,633	May 1, 2002	May 1, 2002
38	14,633	May 1, 2002	May 1, 2002
37	14,633	May 1, 2002	May 1, 2002
36	14,633	January 1, 2002	May 1, 2002
34	14,633	May 1, 2002	May 1, 2002
30	14,601	June 1, 2000	September 1, 2000
29	14,677	June 1, 2000	September 1, 2000
9	29,292	February 1, 2002	May 1, 2002
8	29,376	February 1, 2002	May 1, 2002
7	33,572	February 1, 2002	May 1, 2002
6	33,572	February 1, 2002	May 1, 2002
5	10,000	February 1, 2002	May 1, 2002
4	33,572	February 1, 2002	May 1, 2002

(b) Subject to Article 2(b) above, if Landlord fails to deliver possession of any space within three business days after the relevant Lease Commencement Date as a result of acts or omissions of Landlord, and not as the result of Force Majeure, Tenant shall be entitled to two days of free Annual Minimum Rent (calculated on a per diem basis) for the space which is delivered late for each one full day of delay beyond the end of the aforesaid three day grace period. Such free rent shall be applied against the first Annual Minimum Rent otherwise due with respect to the space involved.

5. Rent.

5.1 Items Comprising Rent.

In consideration for this Lease, Tenant agrees to pay Landlord the following (hereinafter collectively referred to as "Rent"):

(a) Annual Minimum Rent in accordance with the following table:

PERIOD	DATES	ANNUAL MINIMUM RENT PER RENTABLE SQUARE FOOT
1	May 1, 2002-April 30, 2005	$11.50
2	May 1, 2005-April 30, 2011	$14.00
3	May 1, 2002-September 30, 2012	$17.00

Notwithstanding the foregoing table (i) Annual Minimum Rent for the period from May 1, 2002 through September 30, 2002, shall be $11.00 per Rentable Square Foot with respect to space on floors 4, 5, 6, 7, 8 and 9 only; and (ii) Rent will accrue from September 1, 2000 (instead of May 1, 2002 as set forth above) with respect to floors 29 and 30.

(b) Tenant’s Pro Rata Share of (i) Operating Expenses, and (ii) Real Property Taxes, as estimated by Landlord in accordance with Section 5.3 below.

(c) The cost of electricity consumed by Tenant in the Premises. The Premises will be separately metered and Landlord will bill Tenant based upon such metered usage at the Building’s high tension rate without any mark-up.

(d) Any costs or expenses for goods, services or utilities in excess of those which Landlord is required to supply pursuant to this Lease, including, without limitation, replacement lamps and ballasts within the Premises, and use of the freight elevator, which are (i) directly attributable to Tenant’s use or occupancy of the Premises, and (ii) not otherwise included in Operating Expenses.

(e) Any sums which Tenant becomes obligated to pay as a result of Tenant’s failure to comply with any of the terms and provisions of this Lease.

(f) Tenant’s Pro Rata Share of the City of Philadelphia Business Use and Occupancy Tax applicable to the Property, which Tenant shall pay to Landlord along with each monthly installment of Rent, and which Landlord shall forward to the Department of Revenue of the City of Philadelphia.

(g) Taxes, if any, imposed upon or attributable to Tenant’s personal property located in or about the Premises, or any leasehold improvements (including Tenant Improvements and Alterations) installed in the Premises.

Rent due under subparagraphs (c), (d), (e), (f) and (g) shall accrue from the date Landlord delivers possession, even if Rent due under subparagraphs (a) and (b) is deferred to a later date pursuant to Article 4(a).

5.2 Time for Payment.

Rent due under subparagraphs (a), (b) and (f) above shall be payable in advance on the first day of each calendar month without prior notice or demand. On or about the 20th day of each calendar month, Landlord will deliver an invoice to Tenant for Rent due under subparagraphs 5.1(a) and (b) as of the first day of the next following calendar month; however, failure to deliver an invoice will not excuse Tenant’s obligation to pay such Rent when due. Invoices shall be sent or delivered to the Premises. All other sums due from Tenant, including electric bills pursuant to subparagraph (c) above, shall be payable upon the next Rent payment date after presentation of an invoice, unless this Lease specifically provides otherwise. All Rent shall be payable in United States dollars at the office of Landlord or such other place as Landlord may designate, without deduction or offset of any kind. Rent for any partial calendar month during the Term shall be prorated on a per diem basis.

5.3 Estimates and Annual Reconciliation of Property Expenses.

Prior to the commencement of each calendar year, or as soon thereafter as possible, Landlord shall furnish to Tenant a statement containing Landlord’s reasonable estimate of Operating Expenses and Real Property Taxes (collectively, "Property Expenses") for such year and a calculation of Tenant’s Pro Rata Share thereof. Thereafter, Tenant shall pay to Landlord one-twelfth of the amount of its Pro Rata Share on each monthly Rent payment date (commencing on January 1) until further adjustment pursuant to this paragraph. If Landlord’s statement is furnished after the start of the year, then on the next monthly Rent payment date after it receives Landlord’s statement, Tenant shall also pay the amounts allocable to the prior months in that year. Following each year, Landlord shall furnish to Tenant a statement prepared by a firm of certified public accountants selected by Landlord showing the actual Property Expenses during the previous year, and Landlord shall compute any charge or credit to Tenant necessary to adjust Rent previously paid by Tenant to reflect the actual Property Expenses. If such statement and computation reveal an underpayment, Tenant shall within 30 days pay to Landlord an amount equal to such underpayment (whether or not this Lease has expired or been terminated), and if such statement and computation show an overpayment, Landlord shall credit the next monthly Rental payment of Tenant with an amount equal to such overpayment, or, if the Term has expired, refund the overpayment to Tenant.

5.4 Audit Procedure.

Landlord shall permit Tenant, at its expense, at all reasonable times to audit Landlord’s books and records relating to items affecting Operating Expenses for any period for which additional rental payments become due; provided that Tenant’s right to audit shall expire one year after Landlord has furnished an audited statement of Operating Expenses for the applicable year if Tenant has not then notified Landlord in writing of Tenant’s election to conduct an audit. All audits shall be performed by an independent firm of certified public accountants compensated at a cost not to exceed the cost that would be charged on an hourly basis by a "Big 5" accounting firm unrelated to Tenant (and, in any event, not on a contingent basis).

(a) If Tenant has timely exercised its option to conduct an audit, Tenant shall have a period of 90 days in which to complete the audit, which 90-day period shall commence after Landlord has afforded Tenant full access to such documents as are in Landlord’s possession or control and which are necessary to conduct the audit including, without limitation (to the extent within Landlord’s possession and control), work papers prepared by Landlord’s certified public accountants, cancelled checks, invoices, and such other documents as may be reasonably required. Tenant shall have the right to receive the documentation described above for any year during the Term of this Lease including the year preceding the Commencement Date in order to have a basis for comparison of Operating Expenses.

(b) In the event that it is ultimately determined that (1) the Operating Expenses billed by Landlord exceeded the actual Operating Expenses by at least three percent of the actual Operating Expenses for such year and (ii) Tenant has not previously conducted an audit on two years preceding the year for which the audit is being conducted, Tenant shall have the right to audit Operating Expenses for such two years to determine whether refunds are due for such two prior years, and, in addition thereto, Landlord shall reimburse Tenant for its reasonable costs of such audit; provided, however, that (1) if the Operating Expenses billed by Landlord do not exceed the actual Operating Expenses for such year by three percent or more, then Tenant shall reimburse Landlord for its reasonable costs of such audit; and (2) Tenant shall not be entitled to recover any of its costs of such audit if Landlord performed or was performing its own audit of the Operating Expenses for the same time period and if Landlord’s auditor determined that the Operating Expenses billed by Landlord exceeded the actual Operating Expenses by at least three percent of the actual Operating Expenses for such year.

(c) Landlord to cooperate with Tenant to facilitate the performance of Tenant’s audit. Tenant may review such documentation during normal business hours at the Manager’s office at the Property. Tenant agrees to conduct the audit in a manner which will cause minimum disruption to the operation of the Landlord and the management office of the Building.

(d) Tenant agrees to keep and maintain all information gained from its inspection of Landlord’s records confidential and Tenant agrees that Tenant and its auditors, employees or agents shall not disclose it to any other party, except as required by law and except to Tenant’s attorneys, accountants and advisors involved in such review who agree to maintain the confidentiality of such information, or except as necessary in any action or arbitration proceeding involving the accuracy of the Operating Expenses. If requested by Landlord, Tenant shall require its employees, attorneys, accountants or agents inspecting Landlord’s records to sign a confidentiality agreement (in form and substance reasonably acceptable to Tenant) in favor of Landlord as a condition of making the general ledger available to them.

(e) Tenant’s exercise of its inspection and audit rights hereunder does not relieve Tenant of its obligation to pay all Rent, including all disputed amounts, and Tenant’s inspection and audit right under this Article may only be exercised by Tenant if there is no outstanding Event of Default under this Lease during the period that Tenant is exercising its rights hereunder.

(f) Except as herein above specifically provided otherwise, if Tenant fails timely to exercise its rights hereunder, such failure shall be conclusively deemed to constitute Tenant’s approval of Landlord’s year-end statement of Operating Expenses for the year in question. This Article shall not be construed to allow any inspection or audit of Landlord’s records by any subtenant unless Landlord agrees otherwise, in its sole discretion, in any recognition agreement entered into between Landlord and such subtenant. This Article shall be the sole and exclusive method to be used by Tenant to dispute the amount of Operating Expenses and Tenant hereby waives any other rights at law or in equity relating thereto.

(g) In the event that it is ultimately determined (by agreement of the parties or by a final court determination) that the actual Operating Expenses for any year, as defined and chargeable to Tenant under this Lease, is less than the amount set forth in the statement of Operating Expenses submitted by Landlord for such year, then Landlord shall credit such excess payments against Tenant’s next monthly payment due in accordance with the terms of this Lease, or, if this Lease has expired, Landlord shall promptly refund such excess payment to Tenant.

(h) Tenant’s audit and reimbursement rights shall survive the expiration or earlier termination of this Lease for a period of six months after delivery of the Landlord’s Statement for the final calendar year during the Term.

6. Abatement for Failure of Building Systems

If the Premises or any portion thereof are rendered untenantable and are not used by Tenant for a period of five consecutive business days or 12 business days in any 12-month period (the "Eligibility Period") as a result of failure in the water, sewerage, air conditioning, heating, ventilating or electrical systems of the Property, Tenant’s Rent shall be reduced and abated after the expiration of the Eligibility Period for such time as the Premises (or portion thereof, as the case may be) remain untenantable and are not used by Tenant, in the same proportion as the Rentable Area rendered untenantable bears to the total Rentable Area of the Premises; provided, however, there shall be no abatement of Rent if the failure is caused in whole or in part by the negligent or willful acts or omissions of Tenant, its agents, employees, contractors, licensees or invitees. Notwithstanding the foregoing, during any Rent abatement period under this Lease, Tenant shall pay Landlord as Rent Landlord’s normal charges for all services and utilities provided to and used by Tenant during the period of the Rent abatement.

7. Tenant Improvements; Allowances.

7.1 Tenant Improvements.

Tenant shall be entitled to make Tenant Improvements to the Premises prior to the Commencement Date, in accordance with, and subject to, the terms and conditions of the Tenant Improvement Letter attached hereto as Exhibit D.

7.2 Allowances.

Subject to Exhibit D, Landlord shall make available to Tenant up to $16.00 per square foot of Rentable Area delivered to Tenant (the "TI Allowance") to be used solely for the following purposes:

(a) relocation and moving expenses (including, without limitation, a reasonable amount for voice and data cabling);

(b) space planning, architectural and engineering expenses related to the Tenant Improvements; and

(c) purchase, installation and construction of Tenant Improvements which constitute permanent improvements to the Premises (including, without limitation, carpeting) but not furniture, furnishings or equipment or other personal property.

Tenant may divide the TI Allowance among the foregoing expenses in such amounts as Tenant elects.

Amounts payable to Tenant for relocation and moving expenses pursuant to subparagraph (a) above shall be paid by Landlord to Tenant within 30 days after presentation by Tenant to Landlord of receipted bills for such expenses. Amounts payable pursuant to subparagraphs (b) and (c) above shall be governed by the provisions of Exhibit D, including, without limitation, paragraph 3 thereof.

If the TI Allowance is insufficient to defray the entire cost of the items referred to in subparagraphs (a), (b) and (c) above, the balance shall be paid entirely by Tenant. Landlord has no obligation to advance more than $16.00 per square foot of Rentable Area for such items under any circumstances.

In consideration for Landlord’s agreement to make funds available for Tenant Improvements as set forth above, Tenant agrees to accept the Premises in their present physical condition, without any obligation by Landlord to paint, redecorate, or perform any other work in, on or about the Premises at any time, except as otherwise specifically set forth in this Lease. Except as specifically set forth herein, Landlord makes no warranty or representation of any kind, expressed or implied, with respect to the Premises or the Building or any other portion of the Property.

8. Utilities and Services.

8.1 Landlord Obligations.

Landlord shall furnish the following services and utilities to the Premises, the cost of which shall be included in Operating Expenses except as specifically provided otherwise herein, during Normal Working Hours, subject to reasonable rules and regulations from time to time.

(a) HVAC. Landlord shall furnish heating, ventilation and air conditioning ("HVAC") in accordance with the specifications attached hereto as Exhibit F and made a part hereof. Tenant shall not, without Landlord’s prior written consent, use any equipment or lighting or occupy the Premises with personnel so that heat generated by such use or occupancy affects the ambient temperature otherwise maintained in the Premises by the HVAC system under normal operation. In the event such use or occupancy affects the ambient temperature, Landlord shall have the right to install any machinery or equipment which Landlord reasonably deems necessary to restore temperature balance, including without limitation, modifications to the standard air conditioning equipment, and the cost thereof including the cost of installation and any additional cost of operation and maintenance incurred thereby, shall be paid by Tenant to Landlord upon demand by Landlord. Landlord makes no representation with respect to the adequacy or fitness of the HVAC equipment in the Building to maintain temperatures which may be required for, or because of, any special equipment of Tenant, and Landlord shall have no liability for loss or damage in connection therewith.

(b) Electricity. Landlord shall furnish to the Premises electric current for HVAC and an average of four watts of electric current (connected load) per square foot of Rentable Area for power and lighting. Without the prior written consent of Landlord, which Landlord may refuse in its sole discretion, Tenant shall not install or operate any machinery, appliances or equipment in the Premises which will in any way increase the amount of electricity usually furnished or supplied for use of the Premises as general office space; nor connect any apparatus, device, machinery, appliances or equipment (except through existing electrical outlets in the Premises), for the purpose of using electric current. Landlord will use commercially reasonable efforts to obtain the best electrical rate from competing suppliers selected by Landlord.

(c) Elevators. Landlord shall furnish passenger elevator service to the Premises during Normal Working Hours and freight elevator service to the Premises during Normal Working Hours, excluding Saturdays. During all other hours, Landlord shall furnish passenger elevator cab service in the elevator bank(s) serving the Premises on an as needed basis, and, by prior arrangement with the Manager (and at Tenant’s sole cost), freight elevator service.

(d) Water. Landlord shall make available water for normal lavatory and drinking purposes to be drawn from the public lavatory in the core of the floors on which the Premises are located.

(e) Janitorial. Landlord shall provide janitorial service in accordance with the specifications attached hereto as Exhibit G and made a part hereof. Landlord shall not be required to provide more than Building standard janitorial services for portions of the Premises used for storage, mail room, kitchen or other non-office purposes, nor shall Landlord be required to provide janitorial services to areas obstructed or locked by Tenant, or used as a lavatory, other than the lavatory rooms shown on the floor plan of the Premises attached hereto as Exhibit A.

(f) Access. Landlord shall furnish Tenant’s employees access to the Premises and the Garage on a seven-day per week, 24-hour per day basis, subject to compliance with such reasonable security measures and reasonable rules and regulations as shall from time-to-time be in effect for the Building and/or the Property, and Landlord’s maintenance activities.

8.2 Extraordinary Services.

Landlord may impose a reasonable direct charge and establish reasonable rules and regulations for any of the following: (a) the use of any HVAC or electric current by Tenant at any time other than during Normal Working Hours; (b) additional or unusual janitorial services requested by Tenant or required because of any non-building standard improvements in the Premises, the carelessness of Tenant, or the nature of Tenant’s business (including the operation of Tenant’s business other than during Normal Working Hours); (c) the removal of any refuse and rubbish from the Premises except for discarded material placed in wastepaper baskets and left for emptying as an incident to Landlord’s normal cleaning of the Premises; and (d) any other services including, without limitation, freight elevator service, provided to Tenant at any time other than during Normal Working Hours (excluding Saturdays). The foregoing direct charges shall be payable by Tenant as Rent on the next Rent payment date after submission of an invoice therefor by Landlord.

8.3 Telephone.

Tenant shall make its own arrangements for telephone and/or other communication services, and Landlord shall have no liability or obligation in connection therewith other than to provide reasonable access to the Building telephone closets.

8.4 Interruption in Utility Services.

Landlord shall not be liable for damages or otherwise for failure, stoppage or interruption of any services or utilities or unavailability of access to the Property, nor shall the same be construed either as an eviction of Tenant, or result in an abatement of Rent (except as provided in Article 6), when such failure is caused by acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, other Force Majeure Events, or by the making of repairs, alterations or improvements to the Premises or the Building, or the limitation, curtailment, rationing or restriction on supply of fuel, steam, water, electricity, labor or other supplies or for any other condition beyond Landlord’s reasonable control, including, without limitation, any governmental energy conservation program or legal requirement. If any governmental entity imposes mandatory or voluntary controls or guidelines on Landlord or the Property or any part thereof, relating to the services provided by Landlord, or the reduction of emissions, Landlord may make such alterations to the Building or any other part of the Property related thereto and take such other steps as are necessary to comply with such controls and guidelines, the cost of such compliance and alterations shall be included in Operating Expenses, and Landlord shall not be liable therefor, for damages or otherwise, nor shall the same be construed either as an eviction of Tenant, or result in an abatement of Rent. Nothing contained in this Article shall be construed to limit Tenant’s rights under Article 6.

9. Alterations.

9.1 Restriction on Alterations.

Except for any Tenant Improvements specifically permitted by this Lease, Tenant shall make no alteration, repair, addition or improvement in, to or about the Premises (collectively, "Alterations"), without the prior written consent of Landlord and Landlord may impose as a condition to such consent such requirements as Landlord, in its reasonable discretion, may deem necessary or desirable, including, without limitation, some or all of the following: (a) the right to approve the plans and specifications for any work; (b) the right to require supplemental insurance satisfactory to Landlord and naming Landlord and Manager as an additional insured; (c) the right to require waivers of liens prior to commencement of work and/or unconditional lien releases for work completed; (d) requirements as to the manner in which or the time or times at which work may be performed; and (e) the right to approve the contractor or contractors to perform Alterations. However, notwithstanding the foregoing, Tenant shall have the right, without the prior consent of Landlord, to install (i) Alterations that are purely decorative (i.e., paint, carpet, non-built-in shelving, filing systems, work stations, and similar trade fixtures and furniture) and (ii) non-structural Alterations which do not cost in excess of $50,000.00 in the aggregate and which do not adversely affect the function or integrity of Building Systems in the Building or Premises, provided, in each instance Tenant shall give prior notice of its intention to make such Alterations to Landlord, such notice to include the scope and proposed schedule of work. Tenant shall not be required to remove the foregoing permitted Alterations upon the expiration of this Lease.

All Alterations shall be compatible with a first class office building complex and completed in accordance with Landlord’s requirements and all applicable rules, regulations and requirements of governmental authorities and insurance carriers. The outside appearance, character or use of the Building shall not be affected by any Alteration, and no Alteration shall materially weaken or impair the structural strength of the Building or create the potential for unusual expenses to be incurred upon the removal of the Alterations and the restoration of the Premises upon the termination of this Lease. No part of the Building outside of the Premises shall be materially, adversely affected by any Alteration; the proper functioning of the Building Systems and Service Facilities shall not be materially, adversely affected by any Alteration and there shall be no Alteration which materially, adversely interferes with Landlord’s free access to the Building Systems or materially, adversely interferes with the moving of Landlord’s equipment to or from the enclosures containing the Building Systems. Tenant shall not be permitted to install and make part of the Premises any materials, fixtures or articles which are subject to liens, conditional sales contracts or chattel mortgages other than trade fixtures, furniture and equipment. Tenant shall reimburse Landlord for (a) its reasonable expenses in reviewing plans and inspecting all Alterations to assure compliance with Landlord’s requirements; and (b) any out-of-pocket costs for engineering review reasonably incurred by Landlord. Landlord will not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant are safe or that the same comply with Applicable Laws. Further, Tenant shall indemnify, protect, defend and hold Landlord harmless from any loss, cost or expense, including attorneys’ fees and costs, incurred by Landlord as a result of any defects in design, materials or workmanship resulting from Alterations, except to the extent such defects are caused by the negligence of Landlord, its agents, servants or employees. If requested by Landlord, Tenant shall provide Landlord with copies of all contracts, receipts, paid vouchers, and any other documentation (including, without limitation, "as-built" drawings, air/water balancing reports, permits and inspection certificates) in connection with the construction of such Alterations. Tenant shall promptly pay all costs incurred in connection with all Alterations. Any increase in any tax, assessment or charge levied or assessed as a result of any Alterations shall be payable by Tenant.

9.2 Removal and Surrender of Fixtures and Alterations.

All Alterations and all Tenant Improvements installed in the Premises pursuant to Exhibit D, which are attached to, or built into, the Premises, shall at the end of the Term become the property of Landlord and shall be surrendered with the Premises; provided, however, Landlord may, by written notice to Tenant at least 30 days prior to the end of the Term, require Tenant to remove any Alterations or Tenant Improvements designated by Landlord to be removed at the time of Landlord’s approval thereof, and any other improvements not generally found in a first-class office building, and to repair any damage to the Premises, the Building and any other part of the Property caused by such removal, all at Tenant’s sole expense and to the reasonable satisfaction of Landlord. With respect to Tenant Improvements installed in the Premises pursuant to Exhibit D, Landlord and Tenant shall each own undivided interests in such Tenant Improvements to the extent, in the case of Landlord, of the Tenant Improvement Allowance paid to or on behalf of Tenant, and, in the case of Tenant, the portion of the cost of such Tenant Improvements paid for by Tenant. For purposes of the insurance requirements of this Lease, Tenant shall be deemed to have an insurable interest in all of the Tenant Improvements and Alterations in the Premises, as between Landlord and Tenant, but the same shall be surrendered with the Premises on termination of this Lease, as set forth above.

9.3 Tenant’s Fixtures.

Tenant shall have the right to install trade fixtures, machinery and equipment (excluding Alterations, which are governed by Article 9.1 and 9.2) required by Tenant or used by it in its business, provided that same do not exceed applicable safe floor loads or otherwise impair the structural strength of the Building and further provided that such trade fixtures, machinery and equipment shall be limited to items normally used for the permitted usage of the Premises. Except to the extent (if any) paid for by Landlord, in cash or by way of any credit or allowance provided hereunder, such trade fixtures, machinery and equipment shall be and remain Tenant’s personal property and shall be removed by Tenant prior to the end of the Term. Tenant shall repair and restore any damage to the Premises and Building caused by such installation or removal.

10. Maintenance and Repairs.

10.1 Tenant’s Obligations.

Tenant shall, at Tenant’s sole expense, keep the Premises and every part thereof clean and in good condition and repair, except for Landlord’s obligations specifically set forth in this Lease.

10.2 Landlord’s Obligations.

Subject to Article 13 ("Damage or Destruction"), Landlord shall repair and maintain with reasonable diligence after notice thereof from Tenant, defects in, and damage to, the Building Systems installed by Landlord and serving or located on the Premises. If such maintenance and repair is required by the act, neglect, misuse, fault or omission of any duty of Tenant, its agents, employees, contractors, licensees or invitees, Tenant shall pay the cost of such maintenance and repairs.

10.3 Waiver of Liability.

Landlord shall not be liable for any injury to persons or property arising from any repairs, maintenance, alteration or improvement in or to any portion of the Property or the Building, including the Premises, or any personal property located therein, unless Landlord is negligent in performing such repairs, maintenance, alterations or improvements, and such negligence is the sole proximate cause of the loss or damage. Further, neither Landlord nor its agents or employees shall be liable for any damage to persons or property caused by other tenants or other persons in or about the Property, or for any consequential damages arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant. Tenant waives and releases its right (if any) to make repairs at Landlord’s expense under Applicable Law.

11. Insurance; Waiver of Subrogation.

Tenant shall at all times during the Term (and prior to the Term with respect to any activity of Tenant at the Property) and at its own cost and expense procure and continue in force insurance as follows:

11.1 Liability Insurance.

Workers’ compensation insurance, employer’s liability insurance and commercial general liability insurance and, if necessary, commercial umbrella or excess liability insurance adequate to protect Tenant and Landlord against liability for injury to or death of any person or damage to property in connection with the use, operation or condition of the Premises. The limits of liability under the workers’ compensation policy shall be at least equal to the statutory requirements therefor, and the limits of liability under the employer’s liability policy shall be at least $1,000,000.00. The commercial general liability policy shall be in an amount of not less than $2,000,000.00 per occurrence and in the aggregate. Not more frequently than once each two years, if, in the opinion of Landlord’s mortgagee or of the independent insurance broker retained by Landlord, the amount of employer’s liability or commercial general liability coverage at that time is not adequate, Tenant shall increase the insurance coverage as reasonably required by Landlord, provided, however, such increases shall not exceed commercially reasonable insurance coverages carried by tenants leasing similar first-class Center City Philadelphia high-rise office space.

11.2 Property Insurance.

Insurance covering all leasehold improvements (including, but not limited to, all Tenant Improvements and Alterations) trade fixtures, merchandise and other personal property from time to time in, on or upon the Premises, in an amount not less than 100% of their full replacement cost from time to time during the Term, providing protection against any peril included within the classification "All Risk Coverage," together with insurance against sprinkler water damage (including earthquake caused sprinkler damage), vandalism and malicious mischief. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this Lease due to any casualty, the proceeds of such insurance shall be paid to Landlord and Tenant, as their interests appear in the insured property. The full replacement value of the items to be insured under this paragraph shall be determined by Tenant and acknowledged by the company issuing the insurance policy by the issuance of an agreed amount endorsement at the time the policy is initially obtained, and shall be increased from time to time if and to the extent necessary to maintain full replacement value coverage.

11.3 Business Interruption Insurance.

Loss of income or business interruption insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.

11.4 Policy Requirements.

(a) All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies, qualified to do business in the Commonwealth of Pennsylvania and reasonably acceptable to Landlord. Insurance companies rated A VII or better by Best’s Insurance Reports shall be deemed acceptable.

(b) Each policy shall be written on an "occurrence" basis and shall have a deductible or deductibles, if any, which do not exceed $250,000.00. Each policy shall name Landlord, Manager, and Landlord’s lender and their respective members, managers, partners, officers, directors, agents and employees as additional insureds, as their interests may appear, and the commercial general liability policy shall also name the Manager as an additional insured. Certificates evidencing the existence and amounts of such insurance shall be delivered to Landlord by Tenant at least 30 days prior to Tenant’s occupancy of any portion of the Premises, and in any event, prior to any activity of Tenant in the Building. No such policy shall be cancelable except after 30 days’ written notice to Landlord. Tenant shall provide Landlord with originals of the endorsement(s) to Tenant’s commercial general liability insurance policy and all risks property insurance policies which include the following exact wording:

It is agreed that Commerce Square Partners-Philadelphia Plaza, L.P., Thomas Properties Group LLC, and their respective members, managers, partners, officers, directors, affiliates, agents and employees are additional insureds. The coverage under this policy is primary insurance with respect to liability arising out of the ownership, maintenance or use of the premises leased to Delaware Investment Advisers.

Tenant shall, at least 30 days prior to the expiration of any such policy, furnish Landlord with renewals or "binders" thereof. Should Tenant at any time neglect or refuse to provide the insurance required by this Lease, or should such insurance be cancelled, Landlord shall have the right, but not the duty, to procure the same and Tenant shall pay the cost thereof as Rent promptly upon Landlord’s demand. Tenant will deliver certificates with respect to its policies and endorsements to Landlord within 20 days after Landlord’s written request therefor.

(c) The policies of insurance required to be carried by Tenant shall be primary and non-contributing with, and not in excess of any other insurance available to Landlord. The cost of defending any claims made against any of the policies required to be carried by Tenant shall not be included in any of the limits of liability for such policies. Tenant shall immediately report to Landlord, and promptly thereafter confirm in writing, the occurrence of any injury, loss or damage incurred by Tenant, or Tenant’s receipt of notice or knowledge of any claim by a third party or any occurrence that might give rise to such claims. It shall be the responsibility of Tenant not to violate nor knowingly permit to be violated any condition of the policies required by this Lease.

(d) If any of the liability insurance policies required to be maintained by Tenant pursuant to this Article contains aggregate limits which apply to operations of Tenant other than those operations which are the subject of this Lease, and such limits are diminished by more than $200,000.00 after any one or more incidents, occurrences, claims, settlements, or judgments against such insurance, Tenant shall take immediate steps to restore aggregate limits or shall maintain other insurance protection for such aggregate limits. Any policy of property insurance required hereunder may be in "blanket coverage" form, provided any such "blanket coverage" policy (i) specifically provides that the amount of insurance coverage required hereunder shall in no way be prejudiced by other losses covered by the policy or (ii) is in an amount not less than the sum of 100% of the actual replacement costs of all of the properties covered under such "blanket coverage" insurance policy. Neither the issuance of any such property insurance policy nor the minimum limits specified in this Article shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.

11.5 Landlord’s Insurance.

Landlord shall, at all times during the Term hereof, maintain in force insurance of the type commonly referred to as an "all risk of physical loss" policy, including earthquake insurance, in an amount equal to the full replacement cost of the Building (with a deductible not exceeding $100,000 for any loss), and commercial general liability insurance in an amount not less than $2 million insuring the Building and the Property against all risks and hazards as are customarily insured against, in Landlord’s reasonable judgment, by others similarly situated and operating like properties. Landlord shall also maintain in force Rental loss insurance in an amount not less than 12 month’s Rent for the Building. Without limitation of the foregoing, Landlord shall maintain in force such insurance as may be required by the holder of the Mortgage. The premiums and deductible amounts on the insurance policies referred to in this paragraph will be part of Operating Expenses.

11.6 Waiver of Subrogation.

Landlord and Tenant each hereby releases the other, and waives its right of recovery against the other, for any direct or consequential loss or damage arising out of or incident to the perils covered by the insurance policy or policies carried by the waiving party to the extent such losses or damages are actually covered by such insurance policies, whether or not such damage or loss may be attributable to the negligence of either party or their agents, invitees, contractors, or employees. Each insurance policy carried by either Landlord or Tenant in accordance with this Lease shall include a waiver of the insurer’s rights of subrogation to the extent necessary. Such waiver shall not limit any indemnity or other waiver made under this Lease.

12. Fire or Casualty.

12.1 Damage and Restoration.

If the Premises or any Building Systems or common areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently restore the Premises and such Building Systems and common areas at Landlord’s expense, and not as a part of Operating Expenses. Such restoration shall be to substantially the condition that existed prior to the casualty, except for modifications required by zoning and building codes and other laws, or by the holder of a Mortgage on the Building, and any other modifications to the common areas deemed desirable by Landlord (provided access to the Premises and any common rest rooms serving the Premises is not materially impaired). Landlord shall not be required to repair or replace any of Tenant’s furniture, furnishing, fixtures or equipment, or any Alterations or Tenant Improvements not originally installed or constructed by Landlord at its expense. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof, except that Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy by Tenant as a result thereof; provided, if the Premises or any other portion of the Building is damaged by fire or other casualty caused in whole or in part by Tenant or any of Tenant’s agents, contractors, employees, or visitors, Rent shall not be so abated.

12.2 Termination.

Notwithstanding the foregoing, Landlord may elect not to perform restoration work, and instead terminate this Lease by notifying Tenant in writing of such termination within 60 days after the date the damage occurred (such notice to include a termination date giving Tenant at least 90 days to vacate the Premises), but Landlord may so elect only if the Building shall be damaged by fire or other casualty (whether or not the Premises are affected) such that: (a) restoration cannot reasonably be completed within 18 months after the casualty without the payment of overtime or other premiums; (b) the holder of any Mortgage on the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt; or (c) the damage is not fully covered by Landlord’s insurance policies. If the damage is so extensive that the Premises cannot reasonably be expected to be ready for re-occupancy by Tenant within 18 months after the occurrence, without payment of overtime or other premiums, Tenant may terminate this Lease as of the date of the casualty by notice to Landlord given within 60 days after occurrence of the damage.

13. Eminent Domain.

13.1 Taking.

In case the whole of the Premises, or such part thereof as shall substantially interfere with Tenant’s use and occupancy thereof, shall be taken by any lawful power or authority by exercise of the right of eminent domain, or sold to prevent such taking, within 60 days after receipt of notice of such taking, either Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority. If such portion of the Building or Property is so taken or sold so as to require, in the opinion of Landlord, a substantial alteration or reconstruction of the remaining portions thereof, or which renders the Building or Property economically inviable for its use as presently intended, or requires cancellation of substantially all tenant leases in the Building, this Lease may be terminated by Landlord, as of the date of the vesting of title under such taking or sale, by written notice to Tenant within 60 days following notice to Landlord of the date on which said vesting will occur. Except as provided herein, Tenant shall not because of such taking assert any claim against Landlord or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant. If the amount of property or the type of estate taken shall not substantially interfere with Tenant’s use of the Premises, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant. In such event, Landlord shall promptly proceed to restore the Premises and the Building to substantially their condition prior to such partial taking, and the Rent shall be abated in proportion to the time during which, and to the part of the Premises of which, Tenant shall be so deprived on account of such taking and restoration. Notwithstanding the foregoing, during any Rent abatement under this Lease, Tenant shall continue to be obligated to pay Landlord for all services and utilities provided to and used by Tenant during the period of the Rent abatement. Nothing contained in this Article shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the taking authority for, the taking of personal property and fixtures belonging to Tenant or for relocation or business interruption expenses recoverable from the taking authority.

Notwithstanding that the entire Premises are not condemned or taken for any public or quasi-public use or purpose, Tenant shall have the right to terminate this Lease in the event that (i) a portion of the Premises is taken such that the remaining portion of the Premises cannot be used for its intended purposes, as reasonably determined by Tenant; (ii) access to the Building is taken; (iii) vehicular access to the Garage is taken; or (iv) the existing parking spaces leased to Tenant are taken (unless Landlord replaces the lost parking spaces with new parking spaces within reasonable proximity to the Building).

13.2 Temporary Taking.

If all or any portion of the Premises are condemned or otherwise taken for public or quasi-public use, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, including without limitation, the payment of Rent and all other amounts required hereunder. Tenant shall be entitled to receive the entire award made in connection with any temporary condemnation or other taking attributable to any period within the Term. Landlord shall be entitled to the entire award for any such temporary condemnation or other taking which relates to a period after the expiration of the Term or which is allocable to the cost of restoration of the Premises. If any such temporary condemnation or other taking terminates prior to the expiration of the Term, Tenant shall restore the Premises as nearly as possible to the condition prior to the condemnation or other taking, at Tenant’s sole cost and expense; provided Tenant shall receive the portion of the award attributable to such restoration.

14. Assignment and Subletting.

14.1 Limitation.

(a) Tenant shall not directly or indirectly, voluntarily or involuntarily (i) assign, mortgage or otherwise encumber (collectively, "Assignment") all or any portion of its leasehold estate or (ii) permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees or sublet the Premises or any portion thereof without obtaining the prior written consent of Landlord, which consent shall be granted or denied as determined within the sole discretion of Landlord. Any attempted assignment or sublease (collectively, a "Transfer") without such consent shall be null and void and of no effect.

(b) Notwithstanding the foregoing paragraph 14.1(a), Tenant shall have the right, after notice thereof to Landlord, to effect a Transfer without the approval of Landlord, and without sharing any resulting Profit with Landlord, to (i) any entity resulting from a merger or consolidation with Tenant; (ii) any entity succeeding to the business and assets of Tenant by merger, consolidation, or otherwise; or (iii) any entity which is a subsidiary or Affiliate of Tenant, provided in each case the net worth of the transferee, calculated in accordance with generally accepted accounting principles, is at least $12,000,000.00. For purposes of this Sublease, an "Affiliate" shall mean an entity controlled by Tenant, or which controls Tenant, or which is under common control with Tenant. For purposes of this definition, the word "control", as used above means with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent of the voting rights attributable to the shares of the controlled corporation and directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

(c) In addition to the Transfers permitted by subparagraph (b) above, Tenant shall have the right, after notice to Landlord, to sublet up to 30,000 square feet of Rentable Area to an unrelated entity or entities, without any approval from Landlord, and without sharing any resulting Profit with Landlord, provided any resulting sublease shall be subject to all the terms and conditions of this Lease and Tenant shall not have sublet any space to an unaffiliated entity without its landlord’s consent pursuant to its lease or sublease in the building known as Two Commerce Square ("Two Commerce") adjacent to the Building which, when taken in combination with the sublet space within the Premises, exceeds, in the aggregate, 30,000 square feet of Rentable Area. No subtenant shall be permitted to further sublet, assign, or otherwise permit any other party to occupy its space. Notwithstanding the foregoing, Tenant will not enter into a sublease pursuant to this paragraph with any party as to whom Landlord may have a right to object pursuant to Article 14.3(a)(i).

(d) No Transfer shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to a consent to any Transfer. Consent to one Transfer shall not be deemed to constitute consent to any subsequent Transfer.

14.2 Notice of Intent to Assign or Sublet.

Except as otherwise provided in subparagraphs 14.1(b) and (c) above, if Tenant desires at any time to Transfer the Premises or any portion thereof, it shall first give Landlord notice (the "Transfer Notice") specifying (a) the size and location of the space Tenant proposes to transfer (the "Transfer Space"); (b) the terms and provisions of the proposed Transfer; (c) the date on which Tenant proposes that the Transfer be effective, which shall not be less than 60 days after the Transfer Notice; (d) the name of the proposed assignee, subtenant, transferee or occupant ("Transferee"); (e) the nature of the proposed Transferee’s business to be carried on in the Transfer Space; and (f) such financial information as Landlord may reasonably request concerning the proposed Transferee.

14.3 Right of Recapture; Landlord’s Consent.

Except for Transfers pursuant to subparagraphs 14.1(b) and (c) above, at any time within 30 days after Landlord’s receipt of all of the information required in the Transfer Notice, Landlord may by written notice to Tenant elect to recapture the Transfer Space and terminate this Lease with respect thereto, unless the Transfer involves a sublease for a term which expires at least one year prior to expiration of the Term of this Lease. If Landlord does not elect to recapture the Transfer Space, or is not entitled to do so, Tenant may transfer the Transfer Space to the Transferee on the terms set forth in the Transfer Notice subject to the following conditions:

(a) Landlord shall have consented to such Transfer, which consent shall not be unreasonably withheld or delayed beyond 30 days following Landlord’s receipt of the Transfer Notice, provided, however, that Landlord’s refusal to consent to any Transfer shall be deemed reasonable if:

(i) The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Property;

(ii) The Transferee intends to use the Transfer Space for purposes which are not permitted under this Lease;

(iii) The Transferee is a current tenant or subtenant of the Property or has been involved in bona fide negotiations with Landlord, as evidenced by a specific written proposal to such Transferee, for space in the Property within the preceding six months;

(iv) The Transfer Space is not suitable for normal renting purposes in conformity with all applicable building and safety codes;

(v) The Transferee is a governmental body (or subdivision or agency thereof);

(vi) The Transferee is, in the reasonable judgment of Landlord, insolvent or does not have the financial capacity to perform the obligations to be assumed for the term of the Transfer.

(b) If the Transfer is not completed within 90 days of Landlord’s consent thereto, Tenant shall once again comply with all of the provisions of this Article 14, including, without limitation, the obligation to give Landlord the Transfer Notice and Landlord shall again have the right of recapturing the Transfer Space and terminating this Lease with respect thereto.

(c) Any sublease shall provide that it is subject and subordinate to this Lease and to all underlying Mortgages; that Landlord may enforce the provisions of the sublease, including collection of Rent; that the cost of any modification to the Premises, Building and/or Property arising from or as a result of the sublease shall be the sole responsibility of Tenant; that in the event of termination of this Lease for any reason, including without limitation a voluntary surrender by Tenant, or in the event of any reentry or repossession of the Premises by Landlord, Landlord may, at its option, either (i) terminate the sublease or (ii) take over all of the right, title, and interest of Tenant, as Landlord, under such sublease, in which case the Transferee shall attorn to Landlord, but that nevertheless Landlord shall not (1) be liable for any previous act or omission of Tenant under such sublease; (2) be subject to any defense or offset previously accrued in favor of the Transferee against Tenant; or (3) be bound by any previous modification of any sublease made without Landlord’s written consent, or by any previous prepayment by the Transferee of more than one month’s Rent. Tenant waives any right it may have at law or in equity to terminate this Sublease as a result of Landlord’s failure to consent to a Transfer in a manner consistent with this Article 14.

(d) Each Transferee by assignment shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the Rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the term of this Lease; provided, however, that the Transferee shall be liable to Landlord for Rent only in the amount set forth in the Transfer. No Assignment shall be binding on Landlord unless the Transferee or Tenant shall deliver to Landlord a counterpart of an assignment and an instrument in recordable form which contains a covenant of assumption by the Transferee satisfactory in substance and form to Landlord consistent with the requirements of this paragraph 14.3(d), but the failure or refusal of the Transferee to execute such instrument of assumption shall not release or discharge the Transferee from its liability as set forth above.

(e) If there are any Profits from any Transfer, Tenant shall pay 50% of such Profits to Landlord as additional Rent. Landlord’s share of Profits shall be paid to Landlord within three days after receipt thereof by Tenant. The payment of Profits to Landlord shall be made on a monthly basis as additional Rent with respect to each Transfer separately subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Landlord under this subparagraph during the 12 months preceding each annual reconciliation exceed the amount of Profits determined on an annual basis, then Landlord shall promptly refund to Tenant the amount of such overpayment or credit the overpayment against Tenant’s future obligations under this subparagraph, at Tenant’s option. If Tenant has underpaid its obligations hereunder during the preceding 12 months, Tenant shall immediately pay to Landlord the amount owing after the annual reconciliation.

For purposes of this Article 14, "Profits" are defined as all cash or cash equivalent amounts and sums which Tenant (including any Affiliate or Successor of Tenant or other entity related to Tenant) receives on a monthly basis from any Transferee, directly or indirectly, attributable to the Premises or any portion hereof, less the sum of (1) the amount amortized over the term of the Transfer for (i) any additional Tenant improvement costs paid to Tenant’s Transferee by Tenant; (ii) reasonable leasing commissions paid by Tenant in connection with the Transfer; (iii) other economic concessions (planning allowance, lease takeover payments, moving expenses, etc.) paid by Tenant to or on behalf of the Transferee in connection with the Transfer;(iv) reasonable costs incurred by Tenant in advertising the Transfer Space; and (v) Tenant’s reasonable attorneys’ fees paid by Tenant in connection with the Transfer (such amounts to be amortized over the term of the Transfer), and (2) the Rent paid during each such annual period by Tenant attributable pro rata based on Rentable Area to the Transfer space. Any lump sum payment received by Tenant from a Transferee shall be treated like any other amount so received by Tenant for the applicable annual period and shall be utilized in computing Profits in accordance with the foregoing. All Profits and the components thereof shall be subject to audit by Landlord or its representatives at reasonable times. Tenant shall deliver to Landlord, upon request, any information reasonably required by Landlord to calculate and/or substantiate the amount of Profits hereunder.

14.4 Costs.

Tenant agrees to reimburse Landlord for Landlord’s reasonable out-of-pocket costs and attorneys’ fees incurred in connection with the processing and documentation of any requested Transfer whether or not Landlord consents to the Transfer or the same is finally consummated.

14.5 Rights Personal to Tenant.

Rights of Tenant set forth in this Article 14 are personal to Tenant and may not be conveyed or assigned.

14.6 No Event of Default.

Tenant’s rights of Transfer are specifically contingent upon there being no Event of Default at the time of any proposed transfer.

15. Landlord’s Reserved Rights.

15.1 Right of Entry.

Landlord and its agents and representatives shall have the right, at all reasonable times, but in such manner as to cause as little disturbance to Tenant as reasonably practicable, to enter the Premises for the following purposes: (a) inspecting the physical condition of the Premises; (b) performing all obligations of Landlord under this Lease or Applicable Law; (c) showing the Premises to prospective purchasers, mortgagees and tenants; (d) maintaining, replacing, extending or otherwise modifying the Building Systems; and (e) access to telephone closets, electrical panels, and similar installations which may serve areas of the Building other than (or in addition to) the Premises. Except for (i) emergencies and (ii) entry to furnish janitorial or other services to be provided by Landlord hereunder, Landlord will give Tenant reasonable notice (which may be oral) prior to any entry, and Tenant shall have the right to have one of its employees accompany Landlord or its agent or representative, as the case may be. No such entry shall be construed under any circumstances as a forcible or unlawful entry into the Premises, or an eviction of Tenant. Tenant hereby waives any claim against Landlord or its agents or representatives for damages for any injury or inconvenience to or interference with, Tenant’s business or quiet enjoyment of the Premises, with the exception of any physical damage to the Premises or Tenant’s trade fixtures resulting from such entry.

15.2 Building and Common Areas.

Without limitation of the preceding paragraph, and provided Landlord does not unreasonably interfere with Tenant’s use, Landlord may: (a) install, repair, replace or relocate pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Premises or the rest of the Building; (b) repair, renovate, alter, expand or improve the Property; (c) make changes to the common areas, including, without limitation, changes in the location, size, shape and number of street entrances, driveways, ramps, entrances, exits, parking spaces, parking areas, loading and unloading areas, halls, passages, stairways and other means of ingress and egress, direction of traffic, landscaped areas and walkways; (d) close temporarily any of the common areas for maintenance purposes as long as reasonable access to the Premises remains available; (e) designate other land outside the boundaries of the Building to be a part of the common areas; (f) use the common areas while engaged in making additional improvements, repairs or alterations to the Building, or any portion thereof; and (g) do and perform such other acts and make such other changes in, to or with respect to the common areas and Building and other portions of the Property as Landlord may deem appropriate. At Tenant’s request, Landlord will perform the foregoing work (to the extent it adversely affects Tenant’ s use of the Premises) after Normal Working Hours if (i) labor is available at such times; and (ii) Tenant pays any extra costs involved, which will be invoiced to Tenant pursuant to Article 5.1(d).

15.3 Name of Building.

Landlord agrees that it will not name the Building for any person or entity which is in direct competition with Tenant (or Tenant’s parent company), including, without limitation, The Vanguard Group, Dreyfus Funds, and Fidelity Investments. Without limitation of the foregoing, Landlord agrees not to name the Building for any tenant or subtenant which occupies less than 500,000 square feet of Rentable Area. If Tenant increases its premises within the Building to 500,000 square feet of Rentable Area, or more, Landlord will, at Tenant’s option, name the Building "Delaware Investments Building at Commerce Square" or another mutually acceptable name, which may, at Landlord’s option, include part of its name "at Commerce Square."

15.4 Two Commerce Square.

Landlord shall have the right, but not the obligation, to enter into other agreements with the owner of the adjacent building known as Two Commerce Square ("Commerce 2") to provide for (1) reciprocal rights of access, use and enjoyment of the Property and Commerce 2; (2) for the common management, operation, maintenance, improvement and repair of all or any portion of the Property and all or any portion of Commerce 2; and/or (3) for the allocation of all or any portion of the Operating Expenses and Real Property Taxes for the Property to Commerce 2 and the allocation and inclusion of similar costs and expenses of Commerce 2 to the Operating Expenses and Real Property Taxes for the Property to provide for the efficient management, operation, maintenance, improvement and repair of the Property and Commerce 2. In the event Tenant becomes responsible for any portion of the Operating Expenses and/or Real Property Taxes attributable to Commerce 2, Tenant’s Pro Rata Share of Operating Expenses and Real Property Taxes shall not be increased, on a per square foot basis, substantially in excess of Tenant’s Pro Rata Share of such amounts immediately prior to the addition of Commerce 2 expenses.

16. Indemnification and Waiver.

16.1 Indemnity by Tenant.

Tenant shall indemnify, protect, defend and hold harmless, Landlord, its officers, directors, partners, agents, attorneys and employees, and any affiliate of Landlord, including, without limitation, any corporations or any other entities controlling, controlled by or under common control with Landlord (collectively, "Landlord Indemnified Parties"), from and against any and all claims, suits, demands, liability, damages and expenses, including attorneys’ fees and costs (collectively, "Indemnified Claims"), arising from or in connection with Tenant’s use or alteration of the Premises or the conduct of its business or from any activity performed or permitted by Tenant in or about the Premises, the Building or any part of the Property during the Term or prior to the Commencement Date if Tenant has been provided access to the Premises, the Building or any part of the Property for any purpose, or arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from Tenant’s use of the Building Services in excess of their capacity or arising from any other act, neglect, fault or omission of Tenant or any of its officers, agents, directors, contractors, employees, subtenants, assignees, licensees or invitees. If any action or proceeding is brought against any of the Landlord Indemnified Parties in connection with any Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense with counsel approved by Landlord, which approval shall not be unreasonably withheld. Tenant’s obligations under this Section 16.1 shall survive the expiration or earlier termination of this Lease.

16.2 Waiver.

As a material part of the consideration to the Landlord for entering into this Lease, Tenant hereby assumes all risk of and releases, discharges and holds harmless Landlord from and against any and all liability to Tenant for damage to property or injury to persons in, upon or about the Premises from any cause whatsoever except that which is caused by the negligence or willful misconduct of Landlord. In no event shall Landlord be liable to Tenant for any injury to any person in or about the Premises or damage to the Premises or for any loss, damage or injury to any property of Tenant therein or by any malfunction of any utility or other equipment, installation or system, or by the rupture, leakage or overflow of any plumbing or other pipes, including, without limitation, water, steam and refrigeration lines, sprinklers, tanks, drains, drinking fountains or similar cause in, about or upon the Premises, the Building or any other portion of the Property unless such loss, damage or injury is caused by the negligence or willful misconduct of Landlord.

16.3 Indemnity by Landlord.

Landlord shall indemnify, protect, defend and hold harmless, Tenant and its officers, directors, members, shareholders, partners, agents, attorneys and employees (collectively, "Tenant Indemnified Parties"), from and against any and all claims, suits, demands, liability, damages and expenses, including reasonable and actual attorneys’ fees and costs (collectively, "Tenant Indemnified Claims"), arising from or in connection with any activity or omission by or on behalf of Landlord in or about the Premises, the Building or any part of the Property, or arising from any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease. If any action or proceeding is brought against any of the Tenant Indemnified Parties in connection with any Tenant Indemnified Claims, Landlord, upon notice from Tenant, shall defend the same at Landlord’s reasonable and actual expense with counsel approved by Tenant, which approval shall not be unreasonably withheld. Landlord’s obligations under this Article 16.3 shall survive the expiration or earlier termination of this Lease. This indemnification by Landlord shall extend to and be applicable, and the Tenant Indemnified Parties shall be indemnified regardless of whether or not such Indemnified Claim is made by or on behalf of an employee of Landlord.

17. Definition of Landlord.

The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title of the Premises or the lessees under ground leases of the Land or master leases of the Building, if any. In the event of any transfer, assignment or other conveyance of any such title, Landlord herein named (and in case of any subsequent transfer or conveyance, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability for the performance of any covenant or obligation on the part of Landlord contained in this Lease thereafter to be performed. Without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any term or condition of this Lease.

18. Subordination.

18.1 Subordination.

This Lease is subject and subordinate to the Mortgage. This clause shall be self-operative; however, Tenant shall execute promptly any certificate or document that Landlord may request to effectuate, evidence or confirm such subordination, and failure to do so shall be an Event of Default under this Lease.

18.2 Attornment.

Notwithstanding the foregoing, if Landlord’s interest in the Building is sold or conveyed upon the exercise of any remedy provided for in any Mortgage, or otherwise by operation of law: (a) Tenant will attorn to and recognize the new owner as Tenant’s landlord under this Lease, and Tenant will confirm such attornment in writing within 10 days after receipt of a written request to do so; and (b) the new owner shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale or conveyance; (ii) subject to any offset, abatement or reduction of Rent because of any default of Landlord under this Lease occurring prior to such sale or conveyance; (iii) liable for the return of any security deposit paid by Tenant except to the extent that the security deposit has actually been paid to such person or entity; or (iv) bound by any Rent payment which Tenant might have paid to Landlord more than 30 days in advance.

18.3 Notice from Tenant.

Tenant shall give written notice to the holder of any Mortgage whose name and address have been previously furnished to Tenant of any act or omission by Landlord which Tenant asserts as giving Tenant the right to terminate this Lease or to claim a partial or total eviction or reduction in Rent or any other right or remedy under this Lease or provided by law. Tenant further agrees that if Landlord shall have failed to cure any default within the time period provided for in this Lease, then the holder of any Mortgage shall have an additional 30 days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such 30 days such holder has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

18.4 SNDA.

Landlord agrees to arrange for execution and delivery of a subordination, non-disturbance and attornment agreement between the holder of the Mortgage and Tenant, in the form attached hereto as Exhibit H, within 60 days after execution of this Lease. If Landlord fails or is unable to deliver such an agreement or if Tenant is unable to obtain a similar agreement with Bank of America pursuant to a certain Sublease dated on or about the date of this Lease between Tenant and New York Central Lines LLC with respect to certain space in the building known as Two Commerce Square, within the aforesaid 60-day period, then, in either of such events, Tenant may, at its option, which may be exercised within 30 days after expiration of the aforesaid 60-day period, elect to cancel this by written notice to Landlord.

19. Surrender of Premises and Removal of Property.

19.1 No Merger.

The voluntary or other surrender of this Lease by Tenant, a mutual cancellation or a termination hereof, shall not constitute a merger, and shall, at the option of Landlord, terminate all or any existing subleases or shall operate as an assignment to Landlord of any or all subleases affecting the Premises.

19.2 Surrender of Premises.

Upon the expiration of the Term, or upon any earlier termination hereof, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as the Premises are now or hereafter may be improved by Landlord or Tenant, reasonable wear and tear, damage by casualty and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises, all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitioning and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and all similar articles of any other persons claiming under Tenant unless Landlord exercises its option to have any subleases or subtenancies assigned to Landlord, and Tenant shall repair all damage to the Premises and the Property resulting from such removal.

19.3 Disposal of Property.

In the event of the expiration of this Lease or other re-entry of the Premises by Landlord as provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease, or within 48 hours after a termination by reason of Tenant’s default, shall be considered abandoned and Landlord may remove any or all of such property and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account of, and at the expense and risk of, Tenant. If Tenant shall fail to pay the costs of storing any such property after it has been stored for a period of 30 days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant. In the event of such sale, Landlord shall apply the proceeds thereof, first, to the cost and expense of sale, including reasonable attorneys’ fees; second, to the repayment of the cost of removal and storage; third, to the repayment of any other sums which may then or thereafter be due to Landlord from Tenant under any of the terms of this Lease; and fourth, the balance, if any, to Tenant.

20. Holding Over.

In the event Tenant holds over after the expiration of the Term, with the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and not a renewal or an extension for any further term, and such month-to-month tenancy shall be subject to each and every term, covenant and agreement contained herein; provided, however, that Tenant shall pay as monthly Rent during any holding over period, an amount equal to 150% of the monthly Rent payable immediately prior to expiration of the Term. Nothing in this Article shall be construed as a consent by Landlord to any holding over by Tenant and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises upon the expiration of the Term or upon the earlier termination hereof and to assert any remedy in law or equity to evict Tenant and/or collect damages in connection with such holding over.

21. Defaults and Remedies.

21.1 Defaults by Tenant.

The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant (each, an "Event of Default"):

(a) If Tenant fails to pay the Rent or make any other payment required to be made by Tenant under this Lease as and when due;

(b) If Tenant (i) abandons the Premises or (ii) enters into any assignment or sublease transaction in violation of the terms of this Lease;

(c) If Tenant fails to observe or perform the provisions of Articles 3 ("Use of Premises") and/or 9 ("Alterations") and/or 11 ("Insurance") and such failure continues for 24 hours after notice thereof from Landlord to Tenant;

(d) If Tenant fails to provide estoppel certificates, or other certificates as herein provided, and such failure continues for three business days after notice to Tenant following expiration of the 10-day period provided herein for the delivery of such certificates;

(e) If Tenant fails to observe or perform any other provision of this Lease including the Exhibits hereto, including the Rules and Regulations, to be observed or performed by Tenant, and such failure continues for 15 days after notice thereof by Landlord to Tenant; provided, however, that if the nature of such failure is such that it cannot reasonably be cured within such 15-day period, Tenant shall not be deemed to be in default if Tenant shall within such period commence such cure and thereafter diligently prosecute the same to completion;

(f) If any action is taken by or against Tenant pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Tenant (unless, in the case of a petition filed against Tenant, the same is dismissed within 90 days); if Tenant makes any general assignment for the benefit of creditors; if a trustee or receiver is appointed to take possession of all or any portion of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 30 days; or if all or any portion of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease is attached, executed upon, or otherwise judicially seized and such seizure is not discharged within 30 days;

(g) If Tenant fails to vacate and surrender the Premises as required by this Lease upon the expiration of the Term or sooner termination of this Lease;

(h) If Tenant submits to Landlord any materially false information on any document required to be given by Tenant to Landlord; and/or

(i) If any surety or guarantor of this Lease fails to comply with all the provisions of the suretyship or guaranty agreement.

21.2 Landlord’s Remedies.

If there shall occur an Event of Default, Landlord shall have and may exercise all remedies available to Landlord at law or in equity or under any statute or ordinance. Without limitation of the foregoing, Landlord may at its option:

(a) Acceleration of Rent: declare due and payable and sue for and recover, all unpaid Rent for the unexpired period of the Term as if by the terms of this Lease the same were payable in advance, or sue for Rent monthly as it accrues; and/or

(b) Termination: terminate this Lease by giving written notice thereof and, upon the giving of such notice, this Lease and the estate hereby granted shall expire and terminate with the same force and effect as though the date of such notice were the date fixed for the expiration of the Term, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided; and/or

(c) Recovery of possession; reletting: whether or not this Lease has been terminated as herein provided, re-enter and repossess the Premises or any part thereof by summary proceedings, ejectment or otherwise, and Landlord shall have the right to remove all persons and property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal; and no such re-entry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease or to accept a surrender thereof unless a written notice of such intention be given to Tenant or unless the termination of this Lease be decreed by a court of competent jurisdiction. Notwithstanding any law or custom to the contrary, Landlord shall have no legal obligation to mitigate its damages; however, at any time or from time to time after the repossession of the Premises or any part thereof whether or not the Term shall have been terminated, Landlord may at its option relet all or any part of the Premises for the account of Tenant for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions (which may include concessions or free Rent) and for such uses as Landlord, in its sole discretion, may determine, and Landlord may collect and receive any Rents payable by reason of such reletting; and apply the same on account of Rent due and to become due hereunder. Landlord shall not be required to accept any tenant offered by Tenant or observe any instruction given by Tenant about such reletting, or do any act or exercise any care or diligence with respect to such reletting. For the purpose of such reletting, Landlord may decorate or make repairs, changes, alterations or additions in or to the Premises or any part thereof to the extent deemed by Landlord desirable or convenient, and the cost of such decoration, repairs, changes, alterations or additions shall be charged to and be payable by Tenant as Rent hereunder, as well as any reasonable brokerage and legal fees expended by Landlord. Landlord reserves the right to terminate this Lease at any time after taking possession of the Premises as aforesaid. Neither termination nor repossession and reletting shall relieve Tenant of its obligations hereunder, all of which shall survive such termination, repossession or reletting. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Article from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord; and/or

(d) Liquidated damages: terminate this Lease and recover from Tenant upon demand therefor, unless Tenant has paid the whole of accelerated Rent pursuant to subparagraph (a) above, as liquidated and agreed upon final damages for Tenant’s default, an amount equal to the difference, if any, between (a) Rent and other sums which would be payable under this Lease for the remainder of the Term, discounted to present worth at the rate of 5% per annum, and (b) the then fair Market Rent for the Premises as reasonably determined by Landlord for the same period, discounted to present worth at a like rate.

(e) Calculation of Rent: In calculating future Rent for purposes of subparagraphs (a), (c) and (d) above, Landlord’s reasonable and good faith estimate of future Property Expenses shall be conclusive and binding on the parties. In addition, Landlord may include as an item of Rent its reasonable attorney’s fees and costs in enforcing its rights hereunder.

21.3 Waivers by Tenant.

In the event of a termination of this Lease as a result of an Event of Default, Tenant hereby waives all right to recover or regain possession of the Premises, to save forfeiture by payment of Rent due or by other performance of the conditions, terms or provisions hereof, and without limitation of or by the foregoing, Tenant waives all right to reinstate or redeem this Lease notwithstanding any provisions of any statute, law or decision now or hereafter in force or effect, and Tenant waives all right to any second or further trial in summary proceedings, ejectment or in any other action provided by any statute or decision now or hereafter in force or effect. Tenant hereby waives all notices required by the Landlord and Tenant Act of 1951, as amended, and as the same may hereafter be amended, and/or any other provision of Pennsylvania law.

21.4 Right of Landlord to Injunction; Remedies Cumulative.

Upon any actual or threatened Event of Default, Landlord shall have the right of injunction to restrain the same. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others.

21.5 Waiver of Jury Trial.

Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim of injury or damage, or for the enforcement of any remedy under any statute, emergency or otherwise.

21.6 Definition of Tenant.

The term "Tenant" shall be deemed to include all persons or entities named as Tenant under this Lease, or each and every one of them. If any of the obligations of Tenant hereunder is guaranteed by another person or entity, the term " Tenant" shall be deemed to include all of such guarantors and any one or more of such guarantors. If this Lease has been assigned, the term "Tenant" shall be deemed to include both the assignee and the assignor.

22. Covenant Against Liens.

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Property or the Premises, or on Tenant’s leasehold hereunder. Tenant further agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Property, the Building or the Premises, or any portion thereof, with respect to work or services performed for or materials furnished to Tenant or the Premises (including, without limitation, in connection with the Tenant Improvements and any Alterations). Tenant agrees to cause any such lien to be immediately released and removed of record, at Tenant’s expense. Tenant affirms that the Tenant Improvements are solely for the use and benefit of Tenant, and not in any way for the immediate benefit of Landlord.

23. Interest on Tenant’s Obligations; Late Charges.

23.1 Interest.

Any amount due from Tenant to Landlord which is not paid within five calendar days after it is due shall bear interest at 10% per annum, from the date such payment is due until paid, but the payment of such interest shall not excuse or cure any default or Event of Default by Tenant under this Lease.

23.2 Late Charge.

In the event Tenant is more than five days late in paying any Rent due under this Lease, Tenant shall pay Landlord a late charge equal to two percent of each delinquent amount. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing each delinquent payment of Rent by Tenant and that such late charge shall be paid to Landlord as liquidated damages for each delinquent payment, but the payment of such late charge shall not excuse or cure any default by Tenant under this Lease. The parties further agree that the payment of late charges and the payment of interest provided for in the preceding paragraph are distinct and separate from one another in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of a late charge is to compensate Landlord for the additional administrative expense incurred by Landlord in handling and processing delinquent payments, but excluding attorneys’ fees and costs incurred with respect to such delinquent payments.

24. Quiet Enjoyment.

Tenant, upon the paying of all Rent hereunder and performing each of the covenants, agreements and conditions of this Lease required to be performed by Tenant, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term without hindrance or molestation of anyone lawfully claiming by, through or under Landlord, subject, however, to the terms and conditions of this Lease, and, for the period between May 1, 2002 and September 30, 2002, the prior possessory rights of IBM as prime tenant, and its various subtenants, with respect to the space on floors 5 and 6. If and to the extent Landlord is unable to deliver possession of all or some of said space on floors 5 and 6, the rights of the parties (including Tenant’s obligation to pay Rent) will be suspended until Landlord can deliver possession or Landlord elects to cancel this Lease with respect to such space pursuant to Article 2(d). This covenant of quiet enjoyment is in lieu of any implied covenant of quiet enjoyment under Pennsylvania law.

25. Parking Garage.

Tenant may, at its option, contract with the operator of the Garage for at least ten VIP and six reserved parking passes for Level P1 of the Garage during the Term of the Lease. Landlord will cause the Garage operator to grant Tenant such parking spaces and to charge Tenant at the most favorable rate offered to other tenants of the Building from time to time. In addition, Landlord will, upon reasonable advance notice, cause the Garage operator to reserve spaces for daily parking by people attending meetings of Tenant’s Board of Directors, but not more than seven times in any calendar year.

26. Lease Fees.

Landlord and Tenant each warrants to the other that it has not had any contact or dealings with any real estate broker or other intermediary other than GRUBB & ELLIS/GREENVILLE PARTNERS LLC and THOMAS REALTY PARTNERS which would give rise to the payment of any fee or brokerage commission in connection with this Lease. Landlord and Tenant shall each indemnify the other from and against any loss, liability or damage (including reasonable counsel fees and costs) with respect to any fee or brokerage commission (except to the persons named above) arising out of any act or omission of the indemnifying party. Landlord agrees to pay fees due in connection with this Lease to the persons named above in accordance with a separate commission agreement executed by Landlord and such persons.

27. Rules and Regulations.

The "Rules and Regulations" attached hereto as Exhibit E are hereby incorporated herein and made a part of this Lease. Tenant agrees to abide by and comply with each and every one of said Rules and Regulations and any amendments, modifications and/or additions thereto as may hereafter be adopted by Landlord for the safety, care, security, good order and cleanliness of the Premises, the Building, the Garage or any other portion of the Property. Provided Tenant’s rights under this Lease are not materially and adversely affected, Landlord shall have the right to amend, modify or add to the Rules and Regulations in its sole discretion. Landlord agrees that the Rules and Regulations shall not be enforced so as not to discriminate against Tenant or unreasonably interfere with Tenant’s use of the Premises and that the Rules and Regulations shall be enforced uniformly against all tenants in the Building; provided, however, that Landlord shall not be liable to Tenant for Landlord’s failure to enforce the Rules and Regulations against any other tenants. Tenant shall not be obligated to comply with any future Rules and Regulations or amendments thereto until Tenant has received a written copy of such Rules and Regulations.

28. Directory Board and Signs.

28.1 Directory Board.

During the Term, Tenant shall have the right to designate one name (a department or individual) per thousand square feet of Rentable Area in the Premises occupied by Tenant for placement on the directory board in the lobby of the Building. Landlord shall have the option to maintain, in place of the directory board in the lobby of the Building, a computerized directory with display screen which has the capacity to accommodate Tenant’s designation of names as set forth above.

28.2 Interior Signs.

Tenant shall be permitted to install, at its own expense, appropriate signs containing Tenant’s name at the entrance to the Premises, and, so long as Tenant leases all of the Rentable Area on individual floors of the Premises, on the walls of the elevator lobbies on each floor of the Premises leased solely by Tenant. Any such signs will be designed and constructed in a manner compatible with Building standard signs and graphics criteria and shall be subject to Landlord’s prior written approval which approval shall not be unreasonably withheld or delayed. Upon expiration of the Term, Tenant shall promptly remove all its signs and repair and restore the surface on which such signs were attached to their prior condition, at Tenant’ s expense.

28.3 Exterior Signs.

(a) Tenant may install its signs on the existing Market Street exterior monument sign for the Building (or any replacement thereof), at Landlord’s cost, provided that any subsequent changes made to such signs shall be made at Tenant’s sole cost and expense (and with the work performed by Landlord or Landlord’s contractor). Any signs for Tenant on the Building’s monument sign must be designed and constructed in a manner that is approved by Landlord, it its reasonable discretion, provided that Landlord will have the right to designate the size, colors, materials, and other design criteria for the exterior monument sign. Tenant’s right to maintain the exterior monument sign shall terminate at such time as Tenant fails to occupy at least 115,000 square feet of Rentable Area in the Building.

(b) The sign rights set forth in this Article are personal to Tenant and may not be assigned, transferred or conveyed to any party extent in connection with an assignment of this Lease in its entirety to an Affiliate.

29. Expansion Options.

29.1 Expansion Options.

Tenant shall have the following options to lease additional space ("Expansion Space") in the Building, subject to the terms and conditions set forth below:

OPTION NUMBER	FLOOR(S)	RENTABLE AREA (SQUARE FEET)	NOTICE DATE	DELIVERY DATE
1	2-9	20,000	May 1, 2004	May 1, 2005
2	33rd	14,633	Feb. 1, 2006	Feb. 1, 2007
3	2-9	20,000	May 1, 2006	May 1, 2007
4	10th or 15th	30,000	May 1, 2006	May 1, 2007
5	11 and 12	60,000	May 1, 2007	May 1, 2008
6	14	30,000	May 1, 2007	May 1, 2008
7	31st	14,633	Nov. 1, 2007	Nov. 1, 2008
8	2-9	30,000	May 1, 2009	May 1, 2010

29.2 Terms and Conditions of Options.

(a) Each option may be exercised only by written notice, which must be received by Landlord by the Notice Date for that option. Promptly after receipt of Tenant’s written notice exercising an option, Landlord shall notify Tenant of the date (the "Delivery Date") on which it will deliver the space to Tenant. The Delivery Date may be as much as six months prior to, or six months later than, the Delivery Date in the chart set forth above, except as to options 1 and 3, where the Delivery Date may be as much as four months prior to, or four months later than, the Delivery Date shown in the chart.

Landlord will, solely as a courtesy to Tenant, endeavor to provide Tenant with a written reminder at least 30 days prior to each Notice Date. Failure to give any such reminder will not affect Tenant’s obligation to give timely notice if it wishes to exercise an option, nor impose any liability on Landlord if Tenant fails to exercise any option.

(b) The Expansion Space shall become part of the Premises on the actual Delivery Date and Tenant agrees to commence paying Rent for each Expansion Space on the Delivery Date for the space in question.

(c) Except with respect to options 2 (33rd floor) and 7 (31st floor), the Minimum Annual Rent for each Expansion Space shall be calculated by multiplying the Minimum Annual Rent per square foot of Rentable Area in effect for the original Premises on the Delivery Date by the Rentable Area of the Expansion Space. Minimum Annual Rent for the 31st floor will be Fair Market Rent for that floor on November 1, 2007. Minimum Annual Rent for the 33rd floor will be the Fair Market Rent for that floor on February 1, 2006.

(d) All of the terms and conditions of this Lease (including, without limitation, Article 5.1(b)) shall apply to the Expansion Space from and after the Delivery Date.

(e) The Expansion Space shall be leased to Tenant in its then existing condition and state of improvement and Landlord shall have no obligation to make any improvements, repairs or alterations thereto. However, Landlord shall provide Tenant with a tenant improvement allowance for each square foot of Rentable Area of Expansion Space equal to the original Tenant Improvement Allowance ($16.00 per square foot of Rentable Area) for the Premises, but reduced, on a monthly straight line basis, to take into account the difference between the number of months Tenant will have paid Rent for the first space it occupies under this Lease and the lesser number of months for which it will pay Rent for the particular Expansion Space in question. Such prorated tenant improvement allowance, and the tenant improvements to be performed in the Expansion Space, shall be subject to all of the terms and conditions applicable to the original Tenant Improvements and the Tenant Improvement Allowance.

(f) Notwithstanding anything to the contrary contained herein, Tenant shall have the right to lease any Expansion Space only if no Event of Default has occurred and is continuing on the date of Tenant’s notice of its intention to lease the Expansion Space in question and on the Delivery Date of such Expansion Space.

(g) Landlord shall have no liability to Tenant for any damages resulting from any delay in delivering possession of any Expansion Space to Tenant if said delay is caused by the holding over of a previous tenant of the Expansion Space; provided, that, Landlord shall take all action reasonably necessary, including required legal proceedings, to secure possession of the Expansion Space.

(h) With respect to options 1, 3, and 8, the following will apply: Landlord will designate the precise Expansion Space promptly after receipt of Tenant’s notice exercising of its option. Such space shall be on no more than two separate floors, and space on any particular floor shall be contiguous. The actual Expansion Space designated by Landlord need not be exactly 20,000 square feet, but may not be less than 18,000 square feet nor more than 22,000 square feet.

(i) With respect to option 4, Landlord will designate either the 10th or 15th floor, but not both, as Expansion Space, upon receipt of Tenant’s notice.

(j) With respect to option 7, Tenant shall have the option to lease floor 14 if, and only if, Tenant exercises option 6 and leases floors 11 and 12 simultaneously with exercise of option 7.

29.3 Personal Option.

The options to expand set forth in this paragraph are personal to Tenant and may not be assigned, transferred or conveyed to any party, except to a sublessee of the entire Premises or an assignee of Tenant’s entire interest under this Lease (which does not under any circumstances include a party who has become an assignee as the result of Tenant’s bankruptcy).

30. Rights of First Offer/First Refusal.

30.1 First Offer Space.

Subject to the rights of "first offer" or "first refusal" of other existing tenants in the Building, Landlord agrees that if any space on floors 3-15 and/or 29-41 in the Building (including lobby space and retail space) becomes available for lease after May 1, 2002, but during the Term, any such available space (the "First Offer Space"), the following will apply:

(a) Prior to entering into a lease with any third party for all or any portion of the First Offer Space, Landlord shall give Tenant notice (the "Notice") of its interest in commencing negotiations to lease such First Offer Space to a prospective tenant. The Notice shall designate the First Offer Space; the Rent Landlord proposes to charge therefor (which Rent shall be at fair market value, as determined by Landlord based on its then offered Rent for a lease for comparable space, terms and concessions); and any other material business terms, including, without limitation, any proposed tenant improvement allowance, and, in the case of lobby or retail space, the proposed use. Tenant shall have 10 business days after receipt of the Notice to lease such First Offer Space on the terms and conditions and at the Rent set forth in the Notice; otherwise, Tenant’s rights with respect to such First Offer Space shall terminate. Tenant’s right of First Offer shall be restored in the event Landlord does not consummate a lease transaction with a third party or, if Landlord does enter into such a lease transaction, the space subsequently becomes available during the term of this Lease.

(b) If Tenant leases the First Offer Space, the First Offer Space shall become part of the Premises and Tenant agrees to commence paying Rent for such First Offer Space at the rate set forth in the Notice on the date of delivery thereof to Tenant and such First Offer Space shall be leased to Tenant for the remaining unexpired term of this Lease upon the same terms and conditions as provided herein (with the exception of the Rent therefor, which will be as set forth in the Notice).

30.2 First Refusal Space.

If Landlord receives a bona fide written proposal or term sheet (a "Proposal") which it is prepared to accept as the basis for negotiating a lease of space in the lobby and/or retail area on the first floor of the Building, and the Proposal permits or may permit use of the space for retail financial services (other than retail banking), such as sale of mutual funds, securities, or insurance products, Landlord shall so notify Tenant. Such notice shall include a copy of the Proposal. Tenant shall have five business days from receipt of a Proposal within which to notify Landlord that it wishes to lease the space in question on the terms and conditions of the Proposal, and, if it does so, Landlord and Tenant will promptly and diligently negotiate and sign a lease based upon the Proposal. If Tenant declines the Proposal, or fails to respond, Landlord may enter into a lease with the party which submitted the Proposal, but any such lease shall be on substantially the terms contained in the Proposal. If Landlord has not consummated a lease pursuant to the Proposal within 90 days after Tenant’s rejection, or if it wishes to vary the basic economic terms in any material way, Tenant’s right of first refusal shall be automatically reinstated with respect to the space in question. If Landlord enters into a lease with a third party, and the space subsequently becomes vacant and available for lease, Tenant’s right of first refusal shall once again apply. Notwithstanding Article 14, Tenant may sublet any space it leases pursuant to this paragraph to any party on such terms as it deems acceptable, without sharing any Profit with Landlord; provided, however, any proposed sublease shall be subject to Landlord’s reasonable approval, which shall be given or withheld based upon Landlord’s judgment as to whether the nature and character of the business of the proposed subtenant are suitable for the lobby of the Building. Landlord may withhold such approval if the proposed subtenant will compete with any then existing business conducted by another tenant in the lobby or retail area on the first floor or in Two Commerce Square.

30.3 Conditions.

Notwithstanding anything to the contrary contained herein, Tenant shall only have the right of first offer and rights of first refusal set forth above if no Event of Default has occurred and is continuing on the date of Tenant’s notice of its intention to lease or on the date of delivery of the space to Tenant.

30.4 Amendment of Lease.

Prior to Landlord’s delivery of the space to Tenant pursuant to this Article, Landlord and Tenant shall execute an amendment to this Lease documenting the expansion of the Premises.

30.5 Delay.

Landlord shall have no liability to Tenant for any damages resulting from any delay in delivering possession of the aforesaid space to Tenant if said delay is caused by the holding over of a previous tenant; provided, that Landlord shall take all action reasonably necessary, including required legal proceedings, to secure possession of the space.

30.6 Rights not Transferable.

The rights of first offer and first refusal set forth above are personal to Tenant and may not be assigned, transferred or conveyed to any party.

31. Option to Reduce Premises.

31.1 34th and 36th Floors.

Notwithstanding anything else herein contained, Tenant may, at its sole option, by written notice delivered to Landlord on or before January 1, 2001, elect to terminate this Lease with respect to the entire 34th floor, and the entire 36th floor, or either of such entire floors. Tenant shall have no right to terminate with respect to less than an entire floor. Any such termination shall not affect any of the terms and conditions of this Lease with respect to any areas of the Premises other than the 34th and/or 36th floors.

31.2 30,000 Square Feet.

In addition to the foregoing, Tenant may, at its sole option, upon 12 months’ prior written notice given at any time after October 1, 2002, terminate this Lease with respect to not more than 30,000 square feet of Rentable Area, provided (i) such area must be located on not more than two floors between floors 28 and 41 or one floor between floors 4 and 9; (ii) such areas on any given floor must be contiguous; and (iii) Tenant’s notice must be accompanied by Tenant’s check in an amount (the "Early Termination Fee") equal to the sum of the following: (A) Rent which would otherwise have been due under Article 5.1(a) and 5.1(b) with respect to the terminated space for the four-month period next following the early termination date specified in Tenant’s notice; and (B) Landlord’s unamortized expenditures for the Tenant Allowance and leasing commissions applicable to the space as to which this Lease will be terminated, including interest on Landlord’s expenditures at 10% per annum. For purposes of this paragraph, Landlord’s expenditures for the Tenant Allowance and leasing commissions shall be deemed amortized over the period from the Rent Commencement Date for the space in question through September, 2012.

32. Option to Renew.

As of the end of the original Term, Tenant shall have the right to renew this Lease for an additional period of five years (the "Renewal Term"), subject to the following terms and conditions:

(a) All terms and conditions of this Lease shall continue in effect during the Renewal Term except that (i) Rent during the Renewal Term shall be 95% of the Fair Market Rent for the Premises; and (ii) Tenant shall have no further option to renew at the end of the Renewal Term;

(b) Tenant shall exercise such right to renew by giving written notice thereof to Landlord not less than 15 months before the end of the original Term;

(c) Within 60 days after receipt of such notice from Tenant, Landlord shall give written notice to Tenant setting forth the Rent Landlord will charge for the Premises during the Renewal Term. Within 30 days after receipt of such notice from Landlord, Tenant shall give written notice to Landlord of whether it will accept such Rent. If Tenant rejects the Rent, the procedures set forth in the Glossary (Exhibit B) for determining Fair Market Rent will apply;

(d) Landlord shall have no obligation to make any improvements or alterations to the Premises or to provide any improvement allowance with respect thereto during the Renewal Term;

(e) Notwithstanding anything to the contrary contained herein, Tenant shall only have the right to renew this Lease if no Event of Default has occurred and is continuing on the date of Tenant’s notice of its intention to renew or on the date of commencement of the Renewal Term; and

(f) Prior to the commencement of the Renewal Term, Landlord and Tenant shall execute an amendment to this Lease confirming the renewal of this Lease pursuant to this Section; the commencement and expiration of the Renewal Term; and the Rent payable during the Renewal Term.

At the end of the Renewal Term, provided Tenant shall have exercised its right to renew, Tenant shall have the right to renew for a second additional five years (the "Second Renewal Term"), subject to all of the terms and conditions set forth above, except that the Rent for the Second Renewal Term shall be 95% of the Fair Market Rent for the Premises determined as of the date Landlord receives Tenant’s notice of its intent to exercise its second renewal.

33. General Provisions.

33.1 No Waiver.

The waiver by Landlord of any breach of any provision contained in this Lease, or the failure of Landlord to insist on the strict performance by Tenant, shall not be deemed to be a waiver of such provision as to any subsequent breach thereof or of any other provision contained in this Lease. The acceptance of Rents hereunder by Landlord shall not be deemed to be a waiver of any breach or default by Tenant regardless of Landlord’s knowledge of such breach or default at the time of acceptance of Rent .

33.2 Landlord’s Right to Perform.

If Tenant shall fail to perform any act required to be performed by Tenant, Landlord may, after giving any notice and allowing any grace period required by Article 21 ("Defaults and Remedies"), without obligation, and without waiving or releasing Tenant from any default or obligations of Tenant, make any such payment or perform any other act which Tenant should have performed. All sums so paid by Landlord and all costs incurred by Landlord in making such payment or performing such other act or obligation and/or in enforcing this Lease, including attorneys’ fees, together with interest thereon at 10% per annum, shall be payable to Landlord on demand and Tenant agrees to pay any such sums, and Landlord shall have (in addition to any other right or remedy hereunder) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Rent.

33.3 Terms; Headings.

The words "Landlord" and "Tenant" as used herein shall include the plural, as well as the singular. The words used in neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter. If there is more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. The headings or titles of this Lease shall have no effect upon the construction or interpretation of any part hereof.

33.4 Entire Agreement.

This instrument along with any exhibits and attachments or other documents attached hereto constitutes the entire and exclusive agreement between Landlord and Tenant with respect to the Premises. This instrument and said exhibits and attachments and other documents may be altered, amended, modified or revoked only by an instrument in writing signed by both Landlord and Tenant. Landlord and Tenant hereby agree that all prior or contemporaneous oral and written understandings, agreements or negotiations relative to the leasing of the Premises are merged into and superseded by this instrument.

33.5 Successors and Assigns.

Subject to the provisions of Article 15 relating to Assignment and Sublease, this Lease is intended to and does bind the heirs, executors, administrators, successors and assigns of any and all of the parties hereto.

33.6 Notices.

All notices, consents, approvals, requests, demands and other communications (collectively "notices") which Landlord or Tenant are required or desire to serve upon, or deliver to, the other shall be in writing and shall be sent by certified or registered U.S. mail, return receipt requested, or by personal delivery, or by a reputable commercial overnight courier service (such as, but not limited to, Federal Express), or by facsimile transmission, to the appropriate address indicated below, or at such other place or places as either Landlord or Tenant may, from time to time, designate in a written notice given to the other. If the term "Tenant" in this Lease refers to more than one person or entity, Landlord shall be required to make service or delivery, as aforesaid, to any one of said persons or entities only. Notices shall be deemed sufficiently served or given at the time of receipt. Any notice, request, communication or demand by Tenant to Landlord shall be addressed to the Landlord at the management office in the Building (Suite 2300), Attention: Vice President-Property Management (fax number 215-851-6021), and if requested in writing by the Landlord, given or served simultaneously to the Landlord’s mortgagee at the address specified in such request. Any notice from Landlord to Tenant shall be addressed as follows:

If to Tenant: Delaware Investment Advisers

c/o Delaware Investments

One Commerce Square, 34th Floor

2005 Market Street

Philadelphia, Pennsylvania 19103

Attention: General Counsel

Delaware Investment Advisers

c/o Delaware Investments, 34th Floor

One Commerce Square

2005 Market Street

Philadelphia, Pennsylvania 19103

Attention: Vice President, Facilities Operations

with a copy to: Stradley, Ronon, Stevens & Young, LLP

2600 One Commerce Square

2005 Market Street

Philadelphia, Pennsylvania 19103

Attention: Linda Ann Galante, Esquire

Fax: 215-564-8120

Rejection or other refusal to accept a notice, the inability to deliver the same because of a changed address of which no notice was given, shall be deemed to be receipt of the notice on the date delivery was first attempted.

33.7 Severability.

If any provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder, shall be held invalid or unenforceable to any extent, the remaining provisions of this Lease shall not be affected thereby and each of said provisions shall be valid and enforceable to the fullest extent permitted by law.

33.8 Time of Essence.

Time is of the essence of this Lease and each provision hereof in which time of performance is established.

33.9 Governing Law.

This Lease shall be governed by, interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed and performed entirely within the Commonwealth of Pennsylvania.

33.10 Attorneys’ Fees.

In the event of any litigation between the parties, the prevailing party shall be entitled to obtain, as part of the judgment, all reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable law.

33.11 Light and Air.

Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building or any other portion of the Property shall in no manner affect this Lease or impose any liability whatsoever on Landlord.

33.12 Bankruptcy Prior to Commencement.

If, at any time prior to the Commencement Date, any action is taken by or against Tenant in any court pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Tenant, Tenant makes any general assignment for the benefit of creditors, a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets or of Tenant’s interest in this Lease, or there is an attachment, execution or other judicial seizure of substantially all of Tenant’s assets or of Tenant’s interest in this Lease, then this Lease shall ipso facto be cancelled and terminated and of no further force or effect. In such event, neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of any order of any court shall be entitled to possession of the Premises or any interest in this Lease and Landlord shall, in addition to any other rights and remedies under this Lease, be entitled to retain any Rent, security deposit or other monies received by Landlord from Tenant as liquidated damages.

33.13 Force Majeure.

Neither party shall be liable for any failure to comply or delay in complying with its obligations hereunder (other than the obligation to pay sums of money) if such failure or delay is due to Force Majeure Events. Landlord shall not be obliged to settle any strike to avoid a Force Majeure Event from continuing.

33.14 Applicable Laws.

At its sole cost and expense, Tenant shall promptly comply with all requirements of Applicable Laws, other than making structural changes, relating to or arising out of the use, occupancy, repair or alteration of the Premises.

33.15 Estoppel Certificates.

Either party shall, without charge, at any time and from time to time hereafter, within 10 days after written request of the other, certify by written instrument duly executed and acknowledged to any mortgagee or purchaser, or proposed mortgagee or proposed purchaser, or any other person, firm or corporation specified in such request: (a) as to whether this Lease has been supplemented or amended, and, if so, the substance and manner of such supplement or amendment; (b) as to the validity and force and effect of this Lease, in accordance with its tenor as then constituted; (c) as to the existence of any default thereunder; (d) as to the existence of any offsets, counterclaims or defenses thereto on the part of such other party; (e) as to the commencement and expiration dates of the term of this Lease and the date to which Rent has been paid; and (f) as to any other matters as may reasonably be so requested. Any such certificate may be relied upon by the party requesting it and any other person, firm or corporation to whom the same may be exhibited or delivered and the contents of such certificate shall be binding on the party executing same. If any such estoppel is not executed within such 10-day period, then, in addition to any other right or remedy which Landlord may have, at Landlord’s option, Landlord may execute any such estoppel on behalf of Tenant as Tenant’s attorney-in-fact, and Tenant hereby appoints Landlord its attorney-in-fact for such purpose. Such appointment and agency are coupled with an interest and are irrevocable.

33.16 Examination of Lease.

The submission of this instrument for examination or signature by Tenant, Tenant’s agents or attorneys, does not constitute a reservation of, or an option to lease, and this instrument shall not be effective or binding as a lease or otherwise until its execution and delivery by both Landlord and Tenant.

33.17 Landlord Liability.

Notwithstanding anything in this Lease or any law to the contrary, the liability of Landlord hereunder (including any successor landlord hereunder) and any recourse by Tenant against Landlord shall be limited solely to the interest of Landlord in the Property, and neither Landlord, nor any of its constituent members, nor any of their respective affiliates, partners, directors, officers, employees, agents or shareholders shall have any personal liability therefor, and Tenant, for itself and all persons claiming by, through or under Tenant, expressly waives and releases Landlord and such related persons and entities from any and all personal liability.

33.18 Execution by Tenant.

The persons executing this Lease on behalf of Tenant represent and warrant to Landlord that they are duly authorized to execute and deliver this Lease on Tenant’s behalf, and that this Lease is binding upon Tenant in accordance with its terms.

34. Tenant’s Right to Use Roof.

(a) Provided and to the extent there is no adverse affect on the Building structure and Building Systems, and provided that Tenant enters into a mutually satisfactory rooftop antenna and equipment license agreement with Landlord (or, at Landlord’s election, with Landlord’s rooftop equipment management firm), Tenant may utilize the roof of the Building to the extent practicable and reasonable, for the installation and use of one (1) satellite dish of up to three feet in diameter and related telecommunications equipment (including data link, fibre optic cabling and/or other equipment) to service the Premises (collectively, the "Equipment") within the area of the roof not used for safety areas, and except for areas reasonably reserved by Landlord for Building operations and in an area mutually acceptable to Landlord and Tenant. Tenant’s installation of such Equipment shall be subject to Tenant obtaining all required governmental approvals and permits, including any conditional use permits required, shall be subject to Landlord’s reasonable approval of all aspects of the installation, including the height and weight of the Equipment, shall also be subject to Tenant’s installation of such Equipment in accordance with all applicable building codes, and shall be at Tenant’s sole cost and expense. Under no circumstances shall the installation of such Equipment, or the cables and lines in connection therewith, interfere in any way with the maintenance, operation of efficiency of any of the Building Systems or Landlord’s right to install antennae for the Building, or for other tenants and third party licensees. Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any and all liabilities to any third party, any and all liens imposed upon the Building, and any and all costs or damages incurred by Landlord as a result of Tenant’s use and installation of said Equipment. Landlord shall have the right to require Tenant at its sole cost and expense to remove any such Equipment and all related cables and lines, upon the termination of this Lease and to require Tenant to repair all damage and restore the Building to the condition it was in prior to the installation of such Equipment, ordinary and wear and tear excepted. Tenant shall pay any expenses of Landlord (equal to any actual cost of providing same) in connection with Tenant’s installation and use of such Equipment in accordance with this Article. Tenant shall also pay a license fee to Landlord for its use and installation of the Equipment on the rooftop at a rate to be determined by Landlord.

(b) Subtenant shall be solely responsible for its Equipment, including fiber optic cabling, lines and connections from the point of origin to the Premises. Landlord shall not have any liability to Tenant for the failure or defects in such Equipment or the related cables and lines and connections. Tenant shall provide, at is expense, for the repair and maintenance of, and security for, its Equipment and any cables, lines and connections located outside of the Premises. Landlord shall cooperate reasonably with Tenant’s necessary access to the Building’s main telephone switch room and riser space for the installation of Equipment, subject to all of the rules and regulations of the Building governing such access by tenants or vendors.

35. Kvaerner Furniture.

Landlord will transfer to Tenant title to, and possession of, certain personal property formerly owned by Kvaerner, Inc. (the "Kvaerner personalty") now located on the 29th and 30th floors of the Building, effective as of May 1, 2000, provided Tenant is not then in default hereunder. Landlord will require no payment for the Kvaerner personalty, and in consideration therefor Tenant will accept the Kvaerner personalty "as is, where is" without any warranties of title, or any other warranties of any kind, expressed or implied. The Kvaerner personalty is listed and described in Exhibit I attached hereto.

36. Class A Building.

Landlord agrees to operate and maintain the Building as a Class A high-rise office building comparable to other Class A high-rise office buildings in downtown Philadelphia; to operate and maintain the Garage, the courtyard area between the Building and Two Commerce Square (the "Courtyard"), and the other common areas forming part of the Property in a manner consistent with operation of a Class A office building; and to maintain the general character and quality of the Courtyard as it now exists. However, Landlord reserves the right, in its discretion, to replace the existing fountain in the Courtyard with some other common amenity which is of a character and quality consistent with a Class A office building.

37. Conduit Between Buildings.

Landlord agrees that it will, through Manager, make reasonable arrangements to permit Tenant to install conduits at the Garage level between the Premises and certain other premises leased by Tenant in the adjacent building known as Two Commerce Square (which forms part of the Property, but which is not owned by Landlord). Such conduit shall be used only for wires, cable and electric power lines required for services between Two Commerce Square and the Building. The location and specifications of such conduit shall be subject to the prior approval of Landlord and the owner of Two Commerce Square, which approval shall not be unreasonably withheld. The conduit shall be designed, installed and used in a manner which will not in any way interfere with any other tenants of the Property or with any access thereto.

38. Non-Emergency Power Shutdown Procedure.

As a supplement to Article 8.1(b) ("Electricity") of the Lease, Landlord and Tenant agree as follows:

(a) On or before January 15, 2001, and each successive January 15 thereafter through the Term, Tenant shall furnish to Landlord its good faith estimate of the (non-business day) dates in that current year that Tenant reasonably projects a non-emergency power shutdown would represent an excessive and material disruption to its business (collectively, "Tenant Blackout Dates").

(b) By written notice to Tenant not later than 45 days prior to any non-emergency power shutdown, Landlord shall submit to Tenant the following information:

(i) notice of Landlord’s intention to shut down the Building power for non-emergency diagnostics or related maintenance and repairs; and

(ii) a list of six (non-business day) date periods proposed for such power shutdown, none of which dates shall occur within a Tenant Blackout Date.

Such Landlord notice shall be a "Power Shutdown Notice."

(c) Within 10 days of its receipt of Landlord’s Power Shutdown Notice, Tenant shall, by written response to Landlord, select three dates from the six dates offered in the Power Shutdown Notice that are acceptable to Tenant. Failure by Tenant to timely respond to a Power Shutdown Notice shall constitute Tenant’s unqualified acceptance of all six dates contained in the Power Shutdown Notice.

(d) Landlord, upon receipt of a Tenant’s response to the Power Shutdown Notice or the expiration of Tenant’s right to respond pursuant to paragraph (c) above, shall coordinate the electrical maintenance and power shutdown with other Building tenants and/or subtenants. Landlord, in its sole discretion, will then select the final power shutdown date from three dates chosen by Tenant in Tenant’s response to the Power Shutdown Notice, or from the six dates offered in the Power Shutdown Notice in the event Tenant has not timely responded to the Power Shutdown Notice.

(e) Landlord shall notify Tenant, in writing, of its power shutdown date selection as soon as practicable upon its final determination, but not less than 10 days prior to the actual power shutdown.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date set forth in the first paragraph above.

LANDLORD:

COMMERCE SQUARE PARTNERS-PHILADELPHIA PLAZA, L.P., a Delaware limited partnership

By:______________________________________

James A. Thomas, Authorized Signatory

TENANT:

DELAWARE MANAGEMENT HOLDINGS, INC., a Delaware corporation

By:______________________________________

Name:___________________________________

Title:____________________________________

Attest:__________________________________

Name:___________________________________

Title:____________________________________

EXHIBIT A

FLOOR PLAN

EXHIBIT B

GLOSSARY OF DEFINED TERMS

1. Applicable Laws. All laws, statutes, ordinances and other governmental rules, regulations and requirements, now or hereafter in effect, which apply to the Building and/or the Premises and/or Tenant’s operations within the Premises, including, without limitation, those pertaining to environmental protection.

2. Building. The 41-story office building known as One Commerce Square, located at 2005 Market Street, Philadelphia, Pennsylvania.

3. Building Systems. The electrical, mechanical, vertical transportation, sprinkler, fire and life safety, structural, security, heating, ventilation and air conditioning systems serving the Building, including pipes, ducts and conduits forming an integral part of such systems.

4. Fair Market Rent. The amount of annual Minimum Rent, expressed in dollars and cents per rentable square foot, equal to the fair market rental then being negotiated for comparable leases for comparable space in Class A office buildings in Center City Philadelphia office sub-market, as such space is then improved, and taking into account the value of any rent or equivalent concessions then usually and customarily given in connection with the leasing of comparable space for a comparable lease term, such as free rent periods and tenant improvement allowances and the level of any escalation base or "stop" for such comparable space, and other relevant factors. In the event that Landlord and Tenant are unable to agree on the Fair Market Rent for a Renewal Term within 30 days after Tenant’s exercise of any Renewal Option, either party may require determination of the Fair Market Rent for such Renewal Term by giving written notice to that effect to the other party, which notice shall designate a real estate broker selected by the initiating party having at least 10 years’ experience in the office leasing business in Center City Philadelphia office sub-market. Within 10 days after receipt of such notice, the other party to this Lease shall select a real estate broker meeting the same requirements and give written notice of such selection to the initiating party. Within 10 days after selection of the second broker, the two real estate brokers so selected shall select a third real estate broker having at least 10 years’ experience in the office leasing business in Center City Philadelphia office sub-market who (and whose firm) is not then employed as a leasing broker or management agent by either party or any of their respective affiliates. Each of the three brokers shall determine the Fair Market Rent rate for the Premises as of the commencement of any such Renewal Term for a term equal to the Renewal Term within 15 days after the appointment of the third broker. The Fair Market Rent shall be equal to the arithmetic average of such three determinations; provided, however, that if any such broker’s determination deviates more than five percent from the median of such determinations the Fair Market Rent shall be an amount equal to the average of the two closest determinations. Landlord shall pay the costs and fees of Landlord’s broker in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’ s broker in connection with such determination. The cost and fees of the third broker shall be paid one-half by Landlord and one-half by Tenant. If a party fails to designate a real estate broker within the time period required by this paragraph, the "third" real estate broker shall be selected by the broker designated by the initiating party, and those two brokers shall determine the Fair Market Rental by averaging their determinations.

5. Force Majeure Events. Means acts of God, inability to obtain labor, strikes, lockouts, lack of materials, governmental restrictions, enemy actions, civil commotion, riots, insurrection, war, fire, earthquake, unavoidable casualty or other similar causes beyond such party’s reasonable control.

6. Garage. The subterranean parking garage located below the Building.

7. Gross Property Income. All Rent and other income actually collected from operations during each year, except interest income derived from funds on deposit in financial institutions. "Rent" shall mean all amounts collected from tenants in the Property other than (i) security and other tenant deposits (other than as applied to pay Rent) and (ii) Rents paid in advance by tenants, except the portion of any such advance payment applied to the Rent due for the current month. Gross Property Income shall include all income from the Property whether or not characterized as Rent, including parking charges, operating expense reimbursements and fees, amounts paid for after-hours or excess utilities, air conditioning service or other services, amounts paid for special services rendered to tenants of the Building, and vending machine Rental charges, but Gross Property Income shall not include any amounts received in settlement of insurance claims by Landlord, as awards in litigation or other proceedings (other than such amounts which compensate Landlord for income which Landlord otherwise would have received from the Property), as costs and fees recovered in litigation, or from refund or return of taxes paid or amounts paid under construction or service contracts.

8. Mortgage. All existing and future mortgages, ground leases, and/or other similar security instruments which may now or hereafter encumber the Property and/or the Building, and all renewals, modifications, consolidations, replacements and extensions thereof.

9. Manager. Thomas Properties Group LLC, or any successor manager of the Building.

10. Normal Working Hours. The periods from 8:00 a.m. to 6:00 p.m., Monday through Friday, and 9:00 a.m. to 2:00 p.m. Saturday, except New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day (on the days such holidays are generally observed) and such other holidays as are generally recognized in Philadelphia, Pennsylvania.

11. Operating Expenses. The total of all actual costs incurred by Landlord, calculated in accordance with generally accepted accounting principles, in connection with the management, operation, maintenance, cleaning, protecting, servicing and repair of the Property. Operating Expenses shall include, without limitation, (i) the cost of providing, managing, operating, maintaining and repairing air conditioning, sprinkler, fire and life safety, electricity, steam, heating, mechanical, ventilation, common area lighting, escalator and elevator systems and all other utilities and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of repairs, general maintenance and cleaning, trash removal, telephone service, janitorial service, and supplies, security and parking shuttle and other Property services, if any; (iii) the cost of fire, extended coverage, boiler, sprinkler, apparatus, public liability, property damage, Rent, earthquake and other insurance; (iv) wages, salaries and other labor costs including taxes, insurance, retirement, medical and other employee benefits, including, without limitation, such costs for a transportation system manager and/or rideshare coordinator for the Building; (v) fees, charges and other costs, including management fees, consulting fees, legal fees and accounting fees, of all independent contractors engaged by Landlord or reasonably charged by Landlord if Landlord performs management services in connection with the Property, provided that at no time shall the management fee charged by Landlord or any independent management company retained by Landlord to manage the Property exceed three percent of Gross Property Income; (vi) the fair market Rental value of the Property manager’s offices and storage areas in the Building, provided said offices and storage areas are devoted solely to the management, operation, maintenance or repair of the Property; (vii) the cost of business taxes and licenses; (viii) fees imposed by any federal, state or local government for fire and police protection, trash removal or other similar services which do not constitute Real Property Taxes as defined below; (ix) any charges which are payable by Landlord pursuant to a service agreement with the City of Philadelphia, under a special assessment district or pursuant to any other lawful means; (x) the costs of contesting the validity or applicability of any governmental enactment which would increase Operating Expenses; (xi) capital costs incurred in connection with any equipment, device or other improvement reasonably anticipated to achieve economies in the operation, maintenance or repair of the Property or portion thereof, or to comply with Applicable Laws not effective with respect to the Property as of the Commencement Date; provided, however, the same shall be amortized (including interest on the unamortized cost) over the cost recovery period (i.e., the anticipated period to recover the full cost of such capital item from cost savings achieved by such capital item), of the relevant capital item as reasonably determined by Landlord; and (xii) depreciation of the cost of acquiring, or the Rental expense of, personal property used in the maintenance, operation and repair of the Building or Property.

Operating Expenses shall be adjusted to reflect 100% occupancy of the Building for any period in which the Building is not 100% occupied. Landlord shall have the right, from time to time, to allocate some or all of the Operating Expenses for the Property among different portions, such as office, retail or other appropriate portions, of the Property ("Cost Pools"). The Operating Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool as an amount per square foot of Rentable Area, based on the total Rentable Area within such Cost Pool.

Operating Expenses shall not include the following:

(a) The cost of repair to the Building including the Premises, to the extent the cost of the repairs is reimbursed by insurance or condemnation proceeds;

(b) Leasing commissions paid to agents of Landlord, other brokers or any other persons in connection with the leasing of space in the Building or any other portion of the Property;

(c) The cost of improving or renovating space for tenants (including Tenant) or space vacated by any tenant (including Tenant);

(d) The cost of utilities charged to individual tenants (including Tenant) and payroll, material and contract costs of other services charged to tenants (including Tenant);

(e) The cost of painting and decorating the Premises or premises of other tenants;

(f) Depreciation of the Building and other real property structures in the Property;

(g) Interest, points, and fees on debt or amortization payments on any mortgages on the Property or any part thereof;

(h) Legal and other related expenses associated with the negotiation or enforcement of leases or the defense of (i) Landlord’s title to the Land, the Building or other portions of the Property; or (ii) any action based solely on an alleged breach by Landlord of a lease pertaining to space within the Building;

(i) Advertising costs incurred directly for leasing individual space in the Building or other portions of the Property;

(j) Landlord’s general corporate overhead, including salaries of officers or other employees of Landlord, and Landlord’s general administrative expenses not directly related to the operation of the Property;

(k) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(l) All items and services for which Tenant or any other tenant in the Building reimburses Landlord, provided that, any item or service supplied selectively to Tenant shall be paid for by Tenant;

(m) To the extent reimbursed by parking fees, the cost of payroll for clerks, attendants and other persons, bookkeeping, garage keepers liability insurance, parking management fees, tickets and uniforms directly incurred in operating the Garage;

(n) Costs of capital improvements to the Building and other portions of the Property, except to the extent included in Operating Expenses pursuant to (xi) above;

(o) Amounts paid to any party, including a division or affiliate of Landlord, providing materials, services (except Building management), labor, or equipment to the extent that such amounts exceed the competitive costs of such materials, services (except Building management), labor or equipment when provided by an independent party in an arm’s-length transaction;

(p) Any costs, fines or penalties imposed due to Landlord’s deliberate or negligent actions or omissions with respect to any governmental rule or authority;

(q) Costs of installing any specialty service, such as a conference center or other facility which is made available to tenants on a non-fee (or nominal fee) basis; however, if any such service or facility, such as an athletic club, is made available on the basis of material payment for use or membership, then the costs of maintenance and operation, as well as the cost of installation, of such service or facility, will be excluded from Operating Expenses; and

(r) The cost of any environmental clean-up of the Property ordered by any applicable environmental authority or agency having jurisdiction over the Property, which is not a result of Tenant’s acts or omissions.

Operating Expenses attributable to the items set forth in (iv), (v) and (vi) above in any calendar year shall not increase more than five percent from the immediately prior calendar year.

12. Property. The Building, the Garage, and the land on which they are constructed, which land consists of approximately 64,610 square feet located at the northeast corner of 21st and Market Streets, Philadelphia, Pennsylvania.

13. Pro Rata Share. A percentage calculated by dividing the Rentable Square Feet in the Premises by the total Rentable Square Feet in the Building.

14. Real Property Taxes. All taxes, assessments (special or otherwise) and charges levied upon or with respect to the Property and any ad valorem taxes on personal property used in connection therewith. Real Property Taxes shall include, without limitation, any tax, fee or excise on the act of entering into this Lease, on the occupancy of Tenant, the Rent hereunder or in connection with the business of owning and/or Renting space in the Property which are now or hereafter levied or assessed against Landlord by the United States of America, the Commonwealth of Pennsylvania, the City of Philadelphia or any political subdivision, public corporation, district or other political or public entity, and shall also include any other tax, assessment, fee or excise, however described (whether general or special, ordinary or extraordinary, foreseen or unforeseen), which may be levied or assessed in lieu of, or as a substitute for, any Real Property Taxes. Landlord may pay any such special assessments in installments when allowed by law, in which case Real Property Taxes shall include any interest charged thereon. Real Property Taxes shall also include any private assessments or the Building’s contribution towards a private or quasi-public cost-sharing agreement for the purpose of augmenting or improving the quality of service and amenities normally provided by governmental agencies. Real Property Taxes shall also include legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Property Taxes. Real Property Taxes shall not include income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes are levied or assessed against Landlord, in whole or in part, in lieu of, as a substitute for, any other tax which would otherwise constitute a Real Property Tax. In the event that at any time during the term of this Lease the assessment for the Property is reduced on appeal with a result that Landlord receives a refund of any real estate taxes, Landlord shall pay to Tenant its Pro Rata Share of any such refund (net of Landlord’s out-of-pocket expenditures in connection with such appeal). Landlord will exercise commercially reasonable efforts to contest the amount or validity of Real Property Taxes by appropriate proceedings diligently conducted in good faith, but this shall not be construed to require Landlord to appeal an assessment in any year in which its counsel advises it not to do so.

15. Rentable Area or Rentable Square Feet. The actual, measurable area (square footage) within the Premises adjusted upward so as to allocate to the Premises a portion of the common areas and non-usable areas of the Building. The Building contains 942,866 Rentable Square Feet (including the Premises).

16. Service Facilities. The janitorial, security and building maintenance services used in the Building.

17. Tenant Improvements. Physical improvements to the Premises, including, without limitation, partitions, wiring, floor coverings, wall coverings, kitchens, HVAC, lighting, ceilings, outlets and millwork), all as specifically shown or described in Tenant’s Final Plans (defined in Exhibit D).

EXHIBIT C

DELIBERATELY OMITTED

EXHIBIT D

TENANT IMPROVEMENT LETTER

[TO BE ADDED IN FORM APPROVED BY MIKE TAGGART]

[TO BE MODIFIED TO INCLUDE CHANGES

IN SAME EXHIBIT ATTACHED TO SUBLEASE]

EXHIBIT E

RULES AND REGULATIONS

1. Except as otherwise provided in the Lease or any exhibits thereto, no sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the Building without the prior written consent of Landlord. Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice, unless Landlord has given written consent, without notice to and at the expense of Tenant. Landlord shall not be liable in damages for such removal unless the written consent of Landlord had been obtained. All approved signs or lettering on doors and walls to the Premises shall be printed, painted, affixed or inscribed at the expense of Tenant by Landlord or by a person approved by Landlord in a manner and style acceptable to Landlord. Tenant shall not use any blinds, shades, awnings, or screens in connection with any window or door of the Premises unless approved in writing by Landlord. Tenant shall use the Building standard window covering specified by Landlord and Landlord reserves the right to disapprove interior improvements visible from the ground level outside the Building on wholly esthetic grounds. Such improvements must be submitted for Landlord’s written approval prior to installation, or Landlord may remove or replace such items at Tenant’s expense.

2. Except as otherwise provided in the Lease or any exhibits thereto, Tenant shall not obtain for use upon the Premises, food, milk, soft drinks, bottled water, plant maintenance or any other services, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord. No vending machines shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.

3. The bulletin board or directory of the Building shall be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom.

4. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by any tenants nor used by them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business unless such persons are engaged in illegal activities. No tenant and no employees or invitees of any tenant shall go upon the roof of the Building.

5. Tenant, upon the termination of its tenancy, shall deliver to Landlord the parking and security access cards issued to Tenant and all keys of offices, rooms and toilet rooms which shall have been furnished to Tenant or which Tenant shall have made, and in the event of loss of any access cards or keys so furnished, shall pay Landlord therefor. Tenant shall not alter any lock or install any new or additional locks or any bolts on any door of the Premises without the written consent of Landlord.

6. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by Tenant who, or whose employees or invitees, shall have caused it.

7. Tenant shall not use the Premises in any manner which exceeds the floor load capacity of the floor on which the Premises are located or mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof.

8. No furniture, packages, supplies, merchandise, freight or equipment which cannot be hand carried shall be brought into the Building without the consent of Landlord. All moving of the same into or out of the Building shall be via the Building’s freight handling facilities, unless otherwise directed by Landlord, at such time and in such manner as Landlord shall prescribe. No hand trucks or vehicles (other than a wheelchair for an individual) shall be used in passenger elevators. Any hand trucks permitted in the Building must be equipped with soft rubber tires and side guards.

9. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on a platform of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant. Tenant’s business machines and mechanical equipment shall be installed, maintained and used so as to minimize vibration and noise that may be transmitted to the Building structure or beyond the Premises.

10. Tenant shall not use the Premises in any manner which would injure or annoy, or obstruct or interfere with the rights of other tenants or occupants of the Building.

11. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises unless otherwise agreed to by Landlord. Except with the written consent of Landlord no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of any Tenant by the janitor or any other employee or other person. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include shampooing of carpets or rugs or moving of furniture or other special services. Janitor service will not be furnished on nights when rooms are occupied after 6:00 p.m. Window cleaning shall be done only by Landlord.

12. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in any manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals (other than as required for handicapped persons) or birds be brought in or kept in or about the Premises or the Building.

13. Other than heating and reheating in areas designed for such use, no cooking shall be done or permitted by Tenant on the Premises, nor shall the Premises be used for the manufacture or storage of merchandise, for washing clothes, for lodging, or for any improper, objectionable or immoral purpose.

14. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or inflammable, explosive or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord.

15. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

16. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord. The expenses of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by Tenant.

17. Landlord reserves the right to close and keep locked all entrance and exit doors and otherwise regulate access of all persons to the halls, corridors, elevators and stairways in the Building on Saturdays, Sundays and legal holidays and on other days between the hours of 7:00 p.m. and 7:00 a.m., and at such other times as Landlord may deem advisable for the adequate protection and safety of the Building, its tenants and property in the Building. Access to the Premises may be refused unless the person seeking access is known to the employee of the Building in charge, and has a pass or is otherwise properly identified. Landlord shall in no case be liable for damages for any error with regard to the admission or exclusion from the Building of any person.

18. Tenant shall see that the doors of the Premises are closed and securely locked before leaving the Building and must observe strict care and caution that all water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage.

19. Tenant shall not use the Premises in any manner which would increase the amount of water typically furnished for office use, nor connect any appliance directly to the water pipes.

20. Landlord may refuse admission to the Building outside of ordinary business hours to any person not known to the watchman in charge or not having a pass issued by Landlord or not properly identified, and may require all persons admitted to or leaving the Building outside of ordinary business hours to register. Any person whose presence in the Building at any time shall, in the sole judgment of Landlord, be prejudicial to the safety, character, reputation and interests of the Building or its tenants may be denied access to the Building or may be ejected therefrom. Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of any tenant.

21. The requirements of Tenant shall be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from the Landlord.

22. No person shall be allowed to transport or carry (except for individual, personal consumption) beverages, food, food containers, smoking objects, etc., on any passenger elevators. The transportation of such items shall be via the service elevators in such manner as prescribed by Landlord.

23. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing the window coverings when the sun’s rays fall directly on windows of the Premises. Tenant shall not obstruct, alter or in any way impair the efficient operation of Landlord’s heating, ventilating and air-conditioning system and shall not place bottles, machines, parcels or other articles on the induction unit enclosure, intake or other vents so as to interfere with air flow. Tenant shall not tamper with or change the setting of any thermostats or temperature control valves.

24. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a location for offices, and upon written notice from Landlord, any tenant shall refrain from or discontinue such advertising.

25. Canvassing, soliciting and peddling within the entire Property is prohibited unless specifically approved by Landlord and each tenant shall cooperate to prevent such activity.

26. All parking ramps and areas plus other public areas forming a part of the Property shall be under the sole and absolute control of Landlord with the exclusive right to regulate and control these areas. Tenant agrees to conform to the reasonable rules and regulations that may be established by Landlord for these areas from time to time.

27. The Premises shall not be used for manufacturing or the storage of merchandise except as such storage may be incidental to the use of the Premises for general office purposes. No tenant shall occupy nor permit any portion of its premises to be occupied for the manufacture or sale of narcotics, liquor, or tobacco in any form, or as a barber or manicure shop. No tenant shall engage or pay any employees on its premises except those actually working for such tenant on the premises nor advertise for laborers giving an address at the Premises or Property. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes.

28. Tenant shall not conduct any auction, fire, bankruptcy, going out of business, liquidation or similar sales at the Property.

29. Tenant shall not place any radio or television antennae on the roof of the Property or on any exterior part of the Premises or the Property.

EXHIBIT F

HVAC SPECIFICATIONS

Landlord shall provide a high-quality air conditioning system on a year-round basis throughout the Premises and the Building. Interior space shall be provided with thermostatically controlled zones. The system shall maintain an average inside temperature of 75 degrees +/-2 degrees during summer outdoor temperatures of 90 degrees F.D.B. and 74 degrees F.W.B. and 70 degrees F.D.B. at winter outside temperatures of 14 degrees F.D.B. and in accordance with an occupancy of one person per 200 square feet (average per floor) and an electrical load of 4 watts per square foot (lighting and power). These temperatures are subject to the conditions and requirements of State and Federal Energy Regulating Bodies for non-residential buildings (collectively "regulatory requirements").

All conditions are 1975 ASHARAE Standard for energy conservation and building design.

EXHIBIT G

JANITORIAL SPECIFICATIONS

OFFICE AREAS:

Daily:

Five (5) days each week, including Monday through Friday, and excluding the holidays set forth in Section 8.1 ("Landlord Obligations") of the Lease:

1. Empty and clean all waste receptacles; remove waste materials from the Premises.

2. Dry-mop all uncarpeted areas.

3. Vacuum all rugs and carpet areas in offices, lobbies and corridors.

4. Hand-dust all office furniture, fixtures and all other horizontal surfaces (but only to the extent surfaces are cleared of all materials such as papers, documents and files).

5. Sweep all private stairways, vacuum if carpeted.

6. Police all stairwells throughout the entire Building and keep in clean condition.

7. Spot-clean spill marks on resilient floor tile.

8. Spot-clean all water coolers and fountains.

9. It is understood that Landlord shall have no obligations to (a) wash or otherwise clean dishes, glasses and other utensils used for preparing food or beverages, or (b) to remove or store such dishes, glasses and other utensils in order to clean any area, fixture or surface of the Premises.

Weekly:

1. Hand-dust all door louvers.

2. Dust and/or wash directory boards and display glass.

3. Wipe clean and polish all metal and bright work.

4. Damp-mop and polish all resilient flooring in the Premises, public corridors and elevator lobbies.

5. Wash, clean and polish all water coolers and fountains.

6. Dust in place all picture frames, charts, graphs and similar wall hangings.

7. Clean glass around tenant entrances, including conference rooms and other interior rooms.

Monthly:

1. Dust all paneled walls, doors and other similar surfaces not reached in nightly or weekly cleaning.

2. Vacuum high moldings and other areas not reached in nightly or weekly cleaning.

3. Remove all finger marks and smudges from doors, door frames, around light switches, private entrance glass and partitions.

Quarterly:

1. Vacuum all ventilating and air conditioning louvers.

2. Dust exterior of lighting fixtures.

LAVATORIES:

Daily:

Five (5) days each week, including Monday through Friday, and excluding the holidays set forth in Section 8.1 ("Landlord Obligations") of the Lease:

1. Clean and damp-mop floors.

2. Wash and polish all mirrors, bright work and enameled surfaces.

3. Wash and sanitize all basins, bowls and urinals.

4. Wash and sanitize toilet seats.

5. Dust, clean and wash, where necessary, all partitions, tile walls, dispensers and receptacles.

6. Empty and sanitize all receptacles and sanitary disposals.

7. Provide materials and fill towel, sanitary napkin and soap dispensers.

Monthly:

1. Machine-scrub lavatory floors, apply floor finishing where applicable.

2. Wash and polish all partitions, tile walls and enamel surfaces.

Quarterly:

1. Dust light fixtures.

2. Vacuum all louvers and ventilating grills.

MISCELLANEOUS SERVICES:

1. Maintain building lobby, corridors and other public areas in a clean and orderly condition.

2. Damp-mop spillage in office and public areas as required.

3. Interior curtain-wall window washing two times per year.

These janitorial specifications may be changed or altered from time to time to facilitate the inclusion of the latest methods of maintenance and cleaning technology generally recognized as acceptable for a first-class office building.

EXHIBIT H

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

[TO BE ADDED]

EXHIBIT I

KVAERNER FURNITURE

[TO BE PREPARED BY R. SCOTT]